As filed with the Securities and Exchange Commission on January 16, 2001
                                                     Registration No. 333-50728

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------
                            PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                -----------------


                                eZ BANCORP, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in Its Charter)


            MICHIGAN                                 6712                                     REQUESTED
--------------------------------                    --------                                 -----------
(State or Other Jurisdiction of           (Primary Standard Industrial                    (I.R.S. Employer
  Incorporation or Organization)           Classification Code Number)                 Identification Number)


 333 BRIDGE STREET, NW, SUITE 1220, GRAND RAPIDS, MICHIGAN 49504 (517) 622-5595
--------------------------------------------------------------------------------
 (Address and Telephone Number of Principal Executive Offices and
                          Principal Place of Business)

                          MR. JOHN W. ABBOTT, PRESIDENT
                                EZ BANCORP, INC.
                        333 BRIDGE STREET, NW, SUITE 1220
                          GRAND RAPIDS, MICHIGAN 49504
                                 (517) 622-5595
--------------------------------------------------------------------------------
           (Name, Address, and Telephone Number of Agent for Service)

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
                            Howard S. Parris, Esquire
                Stradley Ronon Housley Kantarian & Bronstein, LLP
                        1220 19th Street, N.W., Suite 700
                             Washington, D.C. 20036

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                sale to the public: As soon as practicable after
                 this registration statement becomes effective.

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ] ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration for the same Offering. [ ] ____________

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                           2,250,000 Shares (Minimum)
                           2,750,000 Shares (Maximum)

                                eZ BANCORP, INC.
                                  Common Stock
                                $10.00 per share
================================================================================

         This is an initial public offering of shares of common stock of eZ Bancorp, Inc., a development stage company. For more information, see "Proposed Business of eZ Bancorp," "Proposed Business of eZ Community Bank" and Management's Plan of Operation." We are offering a minimum of 2,250,000 shares and a maximum of 2,750,000 shares of our common stock on a best efforts, minimum/maximum basis, directly to the community and through our underwriter, Tucker Anthony Capital Markets, a division of Tucker Anthony Incorporated. Because of the time period required to put in place eZ Community Bank's Internet-based and data-processing dependent infrastructure, there may be a period of up to 90 days from the time the offering is completed and shares are issued and begin trading until eZ Community Bank opens for business.

================================================================================

                                TERMS OF OFFERING

                                                         Total at             Total at
                                      Per Share          Minimum              Maximum
                                      ---------          -------              -------
o Initial Public Offering Price:       $10.00            $22,500,000        $27,500,000

o Estimated Offering Expenses:         $.64/$.65         $ 1,450,250        $ 1,800,250

o Proceeds to eZ Bancorp, Inc.         $9.36/$9.35       $21,049,750        $25,699,750


The offering will terminate at Noon, Eastern Time on _______________, 2001, unless terminated earlier or extended to no later ____________, 2001. We will place funds we receive for stock purchases in a segregated account with our escrow agent who will hold the funds until we sell at least the minimum number of shares and the offering period is completed. If we are unable to sell the minimum number of shares before the end of the offering period, as extended, we will promptly return to the subscribers all funds received, without interest. For three years after the offering, Tucker Anthony has the option, but not the obligation to purchase up to 2% of the shares of common stock sold in this offering, on the same terms provided for in this offering.

FOR INFORMATION ON HOW TO SUBSCRIBE, SEE THE SUBSCRIPTION PROCEDURES DISCUSSED IN THIS PROSPECTUS, OR CALL THE STOCK INFORMATION CENTER AT (___) ___-____. TUCKER ANTHONY CLIENTS WHO WISH TO PURCHASE SHARES THROUGH TUCKER ANTHONY SHOULD CONTACT TUCKER ANTHONY FOR INSTRUCTIONS ON HOW TO PURCHASE SHARES.

================================================================================


THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A SIGNIFICANT AMOUNT OF RISK. INVESTORS SHOULD NOT INVEST ANY FUNDS IN THE OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         TUCKER ANTHONY CAPITAL MARKETS

              The date of this Prospectus is ___________, 2001

                                TABLE OF CONTENTS

                                                                          Page

Map of eZ Community Bank Market Area........................................1

Prospectus Summary..........................................................2

eZ Bancorp, Inc. and eZ Community Bank......................................2

Organizers and Directors....................................................2

The Offering................................................................3

Risk Factors................................................................4

Risk Factors................................................................5

Forward Looking Statements..................................................10

eZ Bancorp, Inc. and eZ Community Bank......................................10

The Offering................................................................11

Use of Proceeds.............................................................14

Capitalization..............................................................15

Dividend Policy.............................................................16

Proposed Business of eZ Bancorp.............................................16

Proposed Business of eZ Community Bank......................................16

Management's Plan of Operation..............................................21

Management..................................................................22

Certain Transactions........................................................27

Supervision and Regulation..................................................27

Description of Capital Stock................................................35

Shares Eligible for Future Sale.............................................41

Legal Proceedings...........................................................42

Legal Matters...............................................................42

Experts.....................................................................42

Where You Can Find More Information.........................................42

Financial Statements........................................................44
     Index to Financial Statements..........................................44
     Report of Independent Auditors.........................................45
     Balance Sheet - eZ Bancorp, Inc........................................46
     Balance Sheet - EBC Development, LLC...................................47
     Statements of Operations - EBC Development, LLC........................48
     Statement of Members' Capital (Deficit) - EBC Development, LLC.........49
     Statements of Cash Flows - EBC Development, LLC........................50
     Notes to Financial Statements..........................................51
                                eZ BANCORP, INC.
                                eZ COMMUNITY BANK
                             GRAND RAPIDS, MICHIGAN


















                            [MAP OF eZ COMMUNITY BANK
                           MARKET AREA APPEARS HERE.]

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     Because this is a summary, it does not contain all of the information that may be important to you. You should read carefully the entire Prospectus, including the information under "Risk Factors", before making any decision to buy our common stock. References to "we," "our" or "us" in this Prospectus may mean eZ Bancorp, Inc., eZ Community Bank or the organizers, as the context requires.

                        eZ BANCORP, INC. AND eZ COMMUNITY BANK

     eZ Bancorp, Inc. was incorporated in Michigan on November 7, 2000 to be a bank holding company, and is a development stage company. Subject to regulatory approvals, we will use at least $19,758,750 of the proceeds of this offering to purchase all of the shares of the common stock of eZ Community Bank, a Michigan state-chartered commercial bank in the process of organization.

     eZ Community Bank is being organized by seasoned banking professionals active in Central Michigan communities. The organizers are former officers of CFSB Bancorp, Inc. and its subsidiary, Community First Bank, Lansing, Michigan, which were acquired in 1999. eZ Community Bank intends to offer retail banking products and services primarily over the Internet. We plan to position eZ Community Bank as a local community bank in our targeted market areas. Our strategy will be implemented as follows:

o Use our extensive industry and Central Michigan community experience to build our business;
o Target our marketing efforts to consumers in nine of the most populated metropolitan markets in Michigan, focusing initially on the Southeastern Michigan and Grand Rapids markets;
o Deliver our products and services more  conveniently  than our competitors;
o Diligently control costs; and
o Price our products and services aggressively.

     eZ Community Bank will not open until the offering is completed, all final regulatory approvals are obtained and certain pre-opening procedures are completed. We currently anticipate that eZ Community Bank will open in the second quarter of 2001, although delays may be encountered. Our corporate headquarters (effective February 1, 2001) are located at 3075 Orchard Vista Drive, S.E., Suite 150, Grand Rapids, Michigan 49546. The telephone number for eZ Bancorp, Inc. is (517) 622-5595. Our Internet web address is expected to be eZCommunityBank.com. See "eZ Bancorp and eZ Community Bank," "Proposed Business of eZ Bancorp," and "Proposed Business of eZ Community Bank " for more information about us, our proposed banking subsidiary and our business plans.


                            ORGANIZERS AND DIRECTORS

         The following six individuals are the organizers of eZ Bancorp and eZ Community Bank. They will also serve as executive officers of these entities. Each of these individuals was a member of the senior management team of Community First Bank, a $900 million state-chartered savings bank headquartered in Lansing, Michigan, and its publicly-traded holding company, CFSB Bancorp, Inc. which were acquired in 1999.

     JOHN W. ABBOTT, 53, will serve as Director, President and Chief Executive Officer of eZ Bancorp and eZ Community Bank.

     RICHARD J. BENSON, 43, will be Vice President and Chief Technology Officer of eZ Community Bank.

     RICK L. LABER, CPA, 43, will serve as Vice President and Chief Financial Officer of both entities.

     JACK G. NIMPHIE, 51, will serve as Vice President and Chief Information Officer of eZ Community Bank.

     SALLY A. PETERS, 48, will serve as Vice President and Chief Marketing Officer of eZ Community Bank.

                                       2
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     C. WAYNE WEAVER, 47, will serve as Vice President, Treasurer and Secretary of eZ Bancorp, Inc. and Vice President and Chief Financial Services Officer of eZ Community Bank.

     In addition to Mr. Abbott, the following individuals will serve as the initial directors of eZ Bancorp and eZ Community Bank.

     ROBERT H. BECKER, Age 65, Chairman of the Board of Directors. From 1987 to 1999, Mr. Becker was President and Chief Executive Officer of CFSB Bancorp, Inc. and Community First Bank.

     THOMAS M. DIBLE, Age 50, Director. Mr. Dible is President of Dible Builders, Inc. a residential and commercial real estate development and building company.

     FRANK H. FREUND, Age 40, Director. Mr. Freund is currently Chief Financial Officer for American Physicians Capital, Inc., East Lansing, Michigan.

     JAMES L. REUTTER, Age 67, Director. Mr. Reutter is the Chairman of Lansing Ice and Fuel Company.

     JOHN D. BAMBERGER, Age 45, Director. Mr. Bamberger is currently President and Chief Executive Officer of SequoiaNET.com, a subsidiary of Analysts International.

     DAVID P. MEHNEY, Age 61, Director. Mr. Mehney is President of The KMW Group, Inc., a distributor of medical and marine products.

     For more information on the executive officers and directors of eZ Bancorp and eZ Community Bank, see "Management."

                                  THE OFFERING

Shares Offered A minimum of 2,250,000 and a maximum of 2,750,000 shares of common stock. We must receive and accept subscriptions for a minimum of 2,250,000 shares before we will sell any shares in this offering.

Subscription Price                  $10.00 per share.


Termination Date                    __________, 2001, unless we terminate the
                                    offering earlier or extend it to a date not
                                    later than __________, 2001.   Subscribers
                                    will not be advised if the offering is
                                    extended.  Because of the time period
                                    required to put in place eZ Community Bank's
                                    Web-based and data-processing dependent
                                    infrastructure, there may be a period of up to 90 days from the time the offering is completed and shares are issued until eZ
                                    Community Bank opens for business. If after the shares are issued, eZ Community Bank does not open for business, we would be forced to liquidate eZ Bancorp and the amount distributed in liquidation to stockholders may be substantially less than the amount they paid for their shares of stock.

Minimum Subscription                500 shares or $5,000, although we may permit
                                    smaller subscriptions in our discretion.

Maximum Subscription                56,250 shares or 2.5% of the total number of
                                    shares sold at the minimum of the offering, although we may permit larger purchases at our discretion. See "The Offering -
                                    General."

Subscription Procedures             To subscribe for shares of common stock,
                                    subscribers must fully complete the
                                    subscription agreement and deliver the
                                    subscription agreement, together with
                                    full payment of the offering price for all
                                    shares subscribed for, to the eZ Bancorp
                                    Stock Information Center, at ______________,
                                    __________, __________, _____ (517) _______.
        `                           Subscriptions must be paid

                                       3
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    in full with a check or money order payable to "_____________________, escrow agent for
                                    eZ Bancorp."  When using the U.S. Postal
                                    Service, allow sufficient time for the
                                    subscription agreement and payment to
                                    arrive at the Stock Information Center
                                    prior to the termination of the offering.
                                    Late delivery will not be accepted
                                    unless we determine otherwise. We reserve the right to accept or reject subscriptions, in whole or in part, for any or for no reason. Once subscriptions are received by the Stock Information Center, they cannot be revoked by the subscriber, unless otherwise required by state law. Tucker Anthony clients who wish to purchase shares through Tucker Anthony should contact Tucker Anthony for information on how to purchase shares.

Gross Proceeds of the Offering      $22,500,000 if the minimum number of shares
                                    are sold, or $27,500,000 if the maximum
                                    number of shares are sold.

Use of Proceeds                     We will use $2,741,250 of the net proceeds
                                    of the offering to pay certain
                                    organizational and offering expenses and costs, some of which have been advanced by the organizers, and a minimum of $19,758,750 of the net proceeds of the offering to purchase all of the shares of common stock of eZ Community Bank. If more than the minimum number of shares is sold, some or all of the additional funds may be retained by eZ Bancorp. Funds held by eZ Bancorp will be invested, or held for corporate purposes or further contributions to eZ Community Bank's capitalization.

                                    eZ  Community  Bank  will  use the  proceeds
                                    received  from eZ Bancorp to repay or to pay
                                    certain  organizational and operating costs,
                                    to  acquire  and   establish   the  required
                                    Internet business infrastructure, to furnish
                                    and equip  facilities for eZ Community Bank,
                                    and  for   working   capital   and   general
                                    corporate purposes of eZ Community Bank. See
                                    "Use of Proceeds."

Organizers and Directors            It is currently expected that the six
Intent to Purchase Shares           organizers of eZ Bancorp, and the persons
of Common Stock                     who will serve as directors of eZ Bancorp
                                    (together with their affiliates) will
                                    purchase  approximately  19% of  the  common
                                    stock at the  minimum  number of shares,  or
                                    420,000   shares,   for  a   total   initial
                                    investment of approximately $4,200,000. The organizers and directors reserve the right to purchase additional shares, although they have no current intention to do so.

Market for Common Stock This is an initial public offering of shares of common stock of eZ
                                    Bancorp. No market exists for the common stock, and although we have applied for listing of the common stock on The Nasdaq SmallCap Market under the symbol "EZCB," we cannot assure you that an active and liquid trading market for the common stock will develop or be maintained.



                                  RISK FACTORS

     An investment in our common stock involves substantial risk. Investors should not invest any funds in the offering unless they can afford to lose their entire investment. You should read carefully the section called "Risk Factors," commencing on page 5 for certain considerations relevant to investing in the common stock.

                                       4
--------------------------------------------------------------------------------

                                  RISK FACTORS

     An investment in our common stock involves substantial risks. You should carefully read the following, together with the other information in this Prospectus, before making a decision to purchase the common stock.

BECAUSE WE DO NOT EXPECT OUR STOCK TO HAVE AN ACTIVE TRADING MARKET, IT MAY BE DIFFICULT TO SELL YOUR SHARES.

     As a newly organized company, we have issued only 60 shares of common stock in connection with our organization, and consequently there is no current established market for our common stock. We have applied to have the common stock listed on The Nasdaq SmallCap Market under the symbol "EZCB" conditioned upon completion of the offering, the receipt of all regulatory approvals and the satisfaction of Nasdaq SmallCap Market entry requirements. Tucker Anthony has advised us that it intends to act as a market maker for the common stock, but is not obligated to do so. In addition, together with Tucker Anthony, we will seek to encourage and assist at least two other market makers, initially, to make a market in the common stock. We believe we will be successful in finding a second and third market maker. No assurance can be given, however, that an active and liquid market for the common stock will develop. Further, no assurance can be given that an investor will be able to sell the common stock at or above the initial offering price. See "The Offering -- Limited Market for Shares" for more information about trading of our shares.

IF WE DON'T SELL THE MINIMUM NUMBER OF SHARES, YOU WILL HAVE TEMPORARILY LOST THE USE OF YOUR SUBSCRIPTION FUNDS WHILE THEY ARE HELD IN ESCROW AND YOU WILL NOT EARN INTEREST ON FUNDS HELD IN ESCROW.

     Our common stock is being sold on a "best efforts" basis, with the assistance of Tucker Anthony. However, the sale of the minimum number of shares is not guaranteed. If we do not receive subscriptions for the minimum number of shares, the offering will not be completed, and subscriber funds will be returned, without interest or deduction. In this event, subscribers will have lost the use of their funds during the offering period.


IF OUR FINAL REGULATORY APPROVALS ARE NOT GRANTED, OR IF FOR ANY OTHER REASON, EZ COMMUNITY BANK DOES NOT OPEN FOR BUSINESS, YOU COULD LOSE A SIGNIFICANT PORTION OF YOUR INVESTMENT.

     Because of the time period required to put in place eZ Community Bank's Internet-based and data-processing dependent infrastructure, there may be a period of up to 90 days from the time the offering is completed and shares are issued and begin trading until eZ Community Bank opens for business. Once eZ Community Bank opens for business, which we currently expect in the second quarter of 2001, we will begin the banking operations described in this Prospectus under the caption "Proposed Business of eZ Community Bank."

     If our shares of common stock are sold and our offering proceeds are released from escrow, but eZ Community Bank fails to receive final regulatory approvals, or does not open for business for any other reason, we intend to propose that the stockholders approve a plan to liquidate eZ Bancorp. If eZ Bancorp is dissolved, its net assets, generally consisting of the amounts received in the offering plus any interest earned on those amounts, less the amount of all costs and expenses incurred by eZ Bancorp, would be distributed to stockholders. The amounts distributed in liquidation to stockholders may be substantially less than the amounts they paid for their shares of stock.

WE HAVE NO OPERATING HISTORY UPON WHICH TO EVALUATE OUR FUTURE SUCCESS, AND WE DO NOT EXPECT TO BE PROFITABLE INITIALLY.

     eZ Bancorp and eZ Community Bank are in the process of organization and neither has any prior operating history. Profitability will depend on the results of operations of the principal asset, eZ Community Bank, the validity of our business plan and whether we can successfully implement our business plan. We expect that eZ Community Bank will incur operating losses during its initial years of operation, and may not achieve profitability, if at all, for at least two years. If we decide to make changes to the existing business plan, such as expanding the product or service offerings or opening branch offices, that decision may further delay profitability because of increased expenses, and because the changes may not enhance results of operations as anticipated.

IF WE ARE UNSUCCESSFUL IN ESTABLISHING A NEW BANK, YOU COULD LOSE SOME OR ALL OF YOUR INVESTMENT.

     As a newly organized institution we will rely on our officers and directors to put in place eZ Community Bank's web-based and data-processing dependent infrastructure, which could take up to 90 days after the offering is completed. In addition, we will rely on our officers and directors to establish and outfit appropriate facilities for eZ Community Bank, hire staff, develop and implement marketing and business development strategies and evaluate potential future lines of business in addition to eZ Community Bank's core deposit products and bill payment services. The board of directors will have substantial discretion in these matters, and we cannot guarantee that they will be successful in establishing a new bank in a competitive market. Failure to establish a new bank or failure to implement the business plan or failure of that business plan means you could lose some or all of your investment.

THERE IS NO ASSURANCE THAT YOU WILL BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE SINCE OUR BOARD OF DIRECTORS ESTABLISHED AN ARBITRARY OFFERING PRICE, WHICH MAY NOT REFLECT THE VALUE OF AN INVESTMENT IN OUR STOCK.

     Our board of directors arbitrarily determined the offering price of the shares offered by this Prospectus. We did not engage an independent investment banking firm to assist in determining the offering price. The $10.00 per share price bears no relationship to the assets, earnings, book value or other established measure of value of eZ Bancorp or eZ Community Bank. In addition there can be no assurance that an investor will be able to sell the common stock at or above the initial offering price. In fixing the price the board considered primarily the subscription prices of securities offered by other newly organized financial institutions and bank holding companies.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

     eZ Community Bank will be the wholly owned subsidiary of eZ Bancorp and, initially, will be our principal source of revenue. We anticipate that eZ Community Bank will incur losses during its initial phase of operations, and we do not expect to pay any dividends in the foreseeable future. In fact, our regulatory approvals will likely not allow us to pay dividends for the first three years of our operations. Even if eZ Community Bank and eZ Bancorp have earnings in an amount sufficient to pay dividends, we intend to retain earnings for the purpose of funding the growth of eZ Bancorp and eZ Community Bank. See "Dividend Policy" and "Supervision and Regulation" for information about factors affecting our ability to pay dividends.

OUR ABILITY TO GENERATE A PROFIT DEPENDS ON WHETHER WE CAN ACHIEVE ECONOMIES OF SCALE.

     Because eZ Community Bank will need to pay competitive rates for deposits and our earning assets will consist primarily of government securities and residential mortgages, eZ Community Bank will operate with a narrower spread between its cost of funds and yield on assets than most financial institutions. In order to be profitable, eZ Community Bank will need to achieve significant asset size in a relatively short period of time and keep its other operating expenses to a minimum. If eZ Community Bank is unable to attract sufficient deposits to grow to the required size, or must pay higher rates or incur higher marketing expenses to attract deposits, it may not be able to achieve profitability within an acceptable period of time in which case it may be forced to cease operations and liquidate its assets. If this were to occur you could lose a significant amount, and perhaps all of your investment.

BECAUSE  OUR  INTEREST   RATE  SPREAD  WILL  BE  NARROWER  THAN  THE  SPREAD  OF
NON-INTERNET BANKS, CHANGES IN INTEREST RATES MAY ADVERSELY AFFECT OUR OPERATING RESULTS IN A MORE SIGNIFICANT WAY.

     The revenues of eZ Community Bank will substantially depend on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. This is commonly referred to as the interest rate spread. As with most depository institutions, our earnings will be affected by changes in market interest rates and other economic factors beyond our control. If an institution's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities, and, as a result, the institution's net interest income generally will be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. For most financial institutions the dollar amount of interest-bearing liabilities, which re-price within specific time periods either through maturity or rate adjustment, exceeds the dollar amount of interest-earning assets, which re-price within such time periods. As a result, the net interest income of these institutions would be expected to be negatively impacted by increases in interest rates. In addition, we will likely be required to pay a higher interest rate in order to attract deposits, when compared to non-Internet banks. Therefore, our interest rate spread is expected to be somewhat narrower than for non-Internet banks. This will only magnify the importance of our ability to address the matching of assets and liabilities in order to provide an acceptable interest rate spread.

     In addition to affecting interest income and expense and the resulting interest rate spread, changes in interest rates also can affect the value of eZ Community Bank's interest-earning assets, comprising fixed- and adjustable-rate instruments, as well as the ability to realize gains from the sale of such assets. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates.

BECAUSE OUR BUSINESS WILL BE INTERNET-BASED AND WE WILL NOT ORIGINATE LOANS, WE WILL RELY ON OTHERS TO DEPLOY DEPOSIT PROCEEDS TO ACQUIRE LOANS WHICH MAY MAKE IT MORE DIFFICULT TO GENERATE AN ADEQUATE YIELD AND WILL MAKE US DEPENDENT ON THE ADEQUACY OF THEIR LOAN UNDERWRITING PROCEDURES.

     eZ Community Bank will offer its customers mortgage loans through third party providers utilizing links between eZ Community Bank's Web site and the Web site of the third party providers. Such products will not be owned or serviced by eZ Community Bank. These loan transactions will only provide fee income to eZ Community Bank and will not provide an earning asset. eZ Community Bank has identified and contacted certain providers of such products, but has not yet entered into contracts with any of these potential partners.

     Because we will not originate loans, the loan portfolio of eZ Community Bank will consist primarily of Freddie Mac and/or Fannie Mae conforming or jumbo one- to four-family mortgage loans purchased through third parties. These whole loan purchases will be purchased, net of servicing. Our success will largely depend upon our ability to maintain such relationships with providers who can fulfill our demand for mortgages at a competitive yield. If the interest rate environment changes or those relationships are not maintained, we may be unable to invest in loans carrying interest rates sufficient to generate the required yield. This could have a significant negative effect on our ability to generate revenue and income. In addition, because we will be purchasing loans, we will be relying on other institutions' loan underwriting procedures in originating good asset quality, adequately secured loans. If these underwriting procedures are inadequate, this could have a negative impact on our operating results. See "Proposed Business of eZ Community Bank -- Description of Proposed Services" for more information about our proposed loan portfolio and the associated risks.

eZ COMMUNITY BANK WILL FACE SUBSTANTIAL COMPETITION WHICH COULD ADVERSELY AFFECT OUR GROWTH AND OPERATING RESULTS.

     Numerous competitors are currently offering online banking services. These competitors include Internet banks and traditional financial institutions offering Internet banking services. Competition may eventually come from other sources including insurance companies, software companies and securities trading firms. We believe there will be a continuous increase of financial institutions offering these services.

     Certainly as the use of the Internet continues to grow, and competition in the financial services arena intensifies, consumers will be able to access banking products and services from any financial institution operating over the Internet, regardless of size and location. However, we believe there is a market for the Internet users who want the security of banking with the high-tech "community bank," operating primarily over the Internet, that is easy to use, and is a familiar name in their neighborhood.

     eZ Community Bank will operate in a competitive market for financial services and will face intense competition in attracting deposits. Many of these financial institutions, including financial institutions using the Internet as a primary means of conducting business, have been in business for many years, are significantly larger, have established customer bases and greater financial resources and lending limits than eZ Community Bank and are able to offer certain services that eZ Community Bank is not able to offer. As an Internet bank, eZ Community Bank expects competition to intensify in the future as the availability of financial industry services and products on the Internet increases. Because of the size of the Internet, there can be no assurance that we have identified or considered all possible present and future competitors, or how successful we will be in competing with them.

WE MAY NEED TO SELL ADDITIONAL SHARES TO SUPPORT OUR GROWTH, WHICH MAY DILUTE YOUR OWNERSHIP.

     We anticipate that our initial capital, including the net proceeds of the sale of our common stock offered hereby, will adequately satisfy our capital requirements for the foreseeable future. Future capital requirements, however, depend on many factors, including our growth rate. To the extent that the funds generated by the offering are insufficient to fund future growth or operating requirements, or to satisfy regulatory capital requirements, it may be necessary to raise additional funds through public or private financing. Any equity or debt financings, if available at all, may be on terms which are not favorable to us, and, in the case of equity financings, could result in dilution of our then-existing stockholders' interests. If adequate capital is not available, we would be subject to an increased level of regulatory supervision and our business, operating results, and financial condition could be adversely affected.

     Additional dilution could result from the issuance of shares as part of compensating our officers, directors and key employees through the grant of stock options, and through the exercise of a warrant granted to Tucker Anthony to purchase up to an additional 2% of the common stock at any time during the three years following the offering.

eZ COMMUNITY BANK WILL DEPEND ON THE CONTINUED GROWTH OF THE INTERNET AND ONLINE COMMERCE MEANING OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED BY SLOWER INTERNET GROWTH.

     Our future success depends substantially on continued growth in use of the Internet. The Internet is, however, a relatively new commercial marketplace and may not continue to grow. If Internet use does not continue to grow, our business, financial condition, results of operations and cash flows could be materially adversely affected.

     In addition, to the extent that the Internet continues to experience significant growth in the number of users, frequency of use or an increase in its bandwidth requirements, there can be no assurance that the infrastructure for the Internet will be able to support the demands placed upon it. In addition, the Internet could lose its viability because of delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or because of increased government regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally and eZ Community Bank in particular. If use of the Internet does not continue to grow or grows more slowly than expected, if the infrastructure of the Internet does not effectively support growth that may occur, or if competition causes the Internet to become an unworkable commercial forum and location for eZ Community Bank's business, our operating results and financial condition could be materially adversely affected.

INTERNET BANKING MAY NOT BECOME WIDELY ACCEPTED WHICH COULD ADVERSELY AFFECT OUR OPERATIONS.

     The market for Internet banking services is rapidly evolving and the ultimate demand for and market acceptance of Internet banking remains uncertain. Market acceptance of Internet banking depends on consumer willingness to use the Internet for general commercial and financial services transactions. Other critical issues concerning the commercial use of the Internet (including reliability, cost, ease of use and access and quality of service) may also impact the growth of Internet use. Consequently, Internet banking may not become as widely accepted as traditional forms of banking. Our business, financial condition, results of operations and cash flows could be materially adversely affected if the Internet banking market does not continue to develop.

THE ABILITY OF eZ COMMUNITY BANK TO COMPETE MAY SUFFER IF IT CANNOT TAKE ADVANTAGE OF TECHNOLOGICAL CHANGES.

     To remain  competitive,  eZ  Community  Bank must  continue  to enhance and improve the responsiveness, functionality and features of its services. The market for financial services, including banking services and consumer finance services, as well as the Internet are increasingly affected by advances in technology, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices. In part, eZ Community Bank's success will depend on the ability of Fiserv Solutions Inc., the company which will provide software and operational, technical and customer support to eZ Community Bank, and other service providers to provide leading technologies useful in its business, enhancements of their existing services, development of new services and technology that addresses the increasingly sophisticated and varied needs of its prospective customers. eZ Community Bank must also be able to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis, which depends on its service providers' ability to develop such products. In turn, each service provider's ability to provide these services depends on a number of factors, including the service provider's level of capital, ability to attract talented personnel and its commitment to the business. There can be no assurance that eZ Community Bank will successfully acquire or use new technologies effectively or adapt its transaction processing systems to customer requirements or emerging industry standards. You can find more information about our plans to add services under the caption "Proposed Business of eZ Community Bank -- Description of Proposed Services."

BECAUSE OUR BUSINESS IS SO DEPENDENT ON TECHNOLOGY, OUR SUCCESS COULD BE SEVERELY DAMAGED BY SYSTEM FAILURES.

     eZ Community Bank's success depends largely upon its communications and computer hardware, substantially all of which are located at the Fiserv Service Bureau in Arlington Heights, Illinois. If there is an interruption in communication between eZ Community Bank and Fiserv, communication can be quickly reestablished. eZ Community Bank's recovery plan incorporates Fiserv's comprehensive disaster recovery plan and security system, which is designed to reinstall essential processing within 48 hours. Fiserv's recovery plan includes, among other procedures, disaster prevention measures, which incorporate personnel training, segregation, and tight security measures. They also include, among other measures, heat, smoke and water detectors, battery and generator backups, maintenance of an alternative-processing site, a plan for line rerouting and an off-site storage facility for application files for restoration of data. Failure in either of the disaster recovery plans which results in a substantial interruption in these systems could have a material adverse effect on our business, results of operation and financial condition. eZ Community Bank's coverage limits on its property and business interruption insurance may not be adequate compensation for all losses incurred.

BECAUSE OUR SUCCESS IS SO DEPENDENT ON MAINTAINING TECHNOLOGY SECURITY, OUR SUCCESS COULD BE SEVERELY DAMAGED BY SECURITY RISKS.

     eZ Community Bank's operations depend upon Fiserv's ability to protect the computer systems and network infrastructures they use against damage from physical break-ins, security breaches, viruses and other disruptive problems caused by the Internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through such computer systems and network infrastructure, which may result in significant liability to eZ Community Bank and deter potential customers.

     Although Fiserv intends to continue to implement security technology and establish operational procedures to prevent damage, there can be no assurance that these security measures will be successful. A failure of such security measures could have a material adverse effect on eZ Community Bank's business, operating results, and financial condition. See "Proposed Business of eZ Community Bank - Security and Disaster Recovery Plan"

     eZ Community Bank is also a part of a developing and rapidly evolving market of Internet and Web based electronic banking. Market acceptance of Internet banking is substantially dependent upon the adoption of the Internet for general commerce and financial services transactions. If another provider for financial services through the Internet were to suffer damage from a physical break-in, security breach, system failure or other disruptive problem caused by the Internet or other users, such event could harm the growth and acceptance among the public of the Internet for financial services transactions. Such an event could deter potential customers of eZ Community Bank or cause customers to leave eZ Community Bank and thereby have a material adverse effect on our business, operating results and financial condition.

OUR RELIANCE ON FISERV AND OTHER SERVICE PROVIDERS LEADS TO INCREASED RISKS WHICH COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS.

     eZ Community Bank plans to receive essential software, and operational, technical and customer service support from Fiserv CBS, a software division of Fiserv, pursuant to agreements between eZ Community Bank and Fiserv. Any events that would damage the services provided by Fiserv would be out of eZ Community Bank's control, and would have a material adverse effect on our operations. For more information, see "Proposed Business of eZ Community Bank -- Software."

WE WILL BE DEPENDENT ON MANAGEMENT OF eZ BANCORP AND eZ COMMUNITY BANK DUE TO THE NATURE OF OUR OPERATIONS.

     eZ Bancorp and eZ Community Bank are, and will continue to be dependant on, the services of the six organizers employed as executive officers by eZ Community Bank and eZ Bancorp. The loss of the services of any one of these key personnel could have a material adverse effect upon our results of operations, product development efforts and ability to grow. Because our operations will be based on the Internet rather than in branches, we will have little, if any, employee depth beyond these six individuals. Therefore they are more essential to our continuing operations than most senior management of more traditional financial institutions. We have entered into employment agreements with each of the organizers.

ROBERT H. BECKER, CHAIRMAN OF THE BOARD, AND JOHN W. ABBOTT, CHIEF EXECUTIVE OFFICER, HAVE SIGNED NON-COMPETE AGREEMENTS WHICH WILL LIMIT OUR ABILITY TO CONDUCT BUSINESS IN CERTAIN AREAS UNTIL JULY 2002, THEREBY REDUCING OUR ABILITY TO OBTAIN DEPOSITS.

     Mr. Becker and Mr. Abbott, as former Chief Executive Officer and Chief Operating Officer, respectively, of CFSB Bancorp, Inc., Lansing, Michigan, were required to sign non-compete agreements when CFSB Bancorp, Inc. was acquired by Old Kent Financial Corporation in July 1999. These agreements, which expire in July 2002, limit their ability to conduct business in the same market area that CFSB Bancorp, Inc. conducted business. As a result, until these agreements expire, eZ Community Bank will not solicit or accept deposits, or market or provide any other banking products or services to or from persons residing in Ingham, Clinton or Eaton counties of Michigan or seek O.K. employees in general. In addition, we will not seek employees of Old Kent Financial Corporation from those counties. If there were to be a violation of these agreements, any of Mr. Becker, Mr. Abbott, eZ Bancorp or eZ Community Bank could be susceptible to a lawsuit, and to the payment of damages if the lawsuit were successful.

THE ARTICLES OF INCORPORATION OF eZ BANCORP AND FEDERAL AND STATE LAW CONTAIN ANTI-TAKEOVER PROVISIONS WHICH MAY HAVE THE EFFECT OF MAKING AN ACQUISITION OF CONTROL MORE DIFFICULT.

     The Articles of Incorporation and Bylaws of eZ Bancorp contain certain provisions that may be deemed to have the affect of making an acquisition of control more difficult. These provisions include the ability of the board of directors to issue preferred stock in one or more series without further authorization of our stockholders. We cannot provide assurance that our board will not issue preferred stock without stockholder approval. In addition, the Michigan Business Corporation Act contains provisions which require a supermajority vote of the stockholders in certain circumstances.

     Federal laws require the filing of a notice or application for approval by the Federal Reserve Board with respect to an acquisition of control of eZ Community Bank.

                            FOWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements concerning certain aspects of the business of eZ Bancorp and eZ Community Bank. When used in this Prospectus, words such as "believe," "anticipate," "intend," "goal," "expects," and similar expressions may identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                        eZ BANCORP AND eZ COMMUNITY BANK

     eZ Bancorp was incorporated under the laws of the State of Michigan on November 7, 2000, to operate as a bank holding company. We have also filed an application with the Board of Governors of the Federal Reserve System for approval to become a bank holding company pursuant to the Bank Holding Company Act of 1956, and to purchase all of the capital stock to be issued by eZ Community Bank. We also filed an application for insurance of eZ Community Bank's deposits with the Federal Deposit Insurance Corporation.

     The Michigan Division of Financial and Insurance Services Division of Financial Institutions issued approval on September 7, 2000 to organize eZ Community Bank. The application contemplates the sale of all of the shares of eZ Community Bank's common stock to eZ Bancorp for an aggregate price of at least $19,758,750. If we raise more than $19,758,750 in net proceeds in this offering, we may purchase additional shares of common stock of eZ Community Bank, or otherwise contribute such additional proceeds to eZ Community Bank, or retain a portion of the additional proceeds in eZ Bancorp. See "Use of Proceeds."

     We currently anticipate that eZ Community Bank will open in the second quarter of 2001. Our ability to meet the targeted opening date depends upon a number of factors which may be beyond our control, including the timely completion of this offering, final approval by the bank regulatory agencies, and final development of eZ Community Bank's facility, implementation of data processing capabilities and development of the Web site. Any delay in the commencement of operations could increase the estimated pre-opening expenses of eZ Community Bank and negatively impact our profitability.

     Neither eZ Bancorp nor eZ Community Bank has commenced operations and neither will do so unless the minimum number of shares are sold and eZ Community Bank meets the conditions of the Michigan Division of Financial Institutions to receive its certificate of authority to commence the business of banking and, of the FDIC to receive deposit insurance. eZ Bancorp also must obtain approval from the Federal Reserve Board to become a bank holding company.

                                  THE OFFERING
GENERAL

     We are offering for sale a minimum of 2,250,000 and a maximum of 2,750,000 shares of common stock at a price of $10.00 per share. No shares will be sold unless we accept subscriptions for a minimum of 2,250,000 shares.

     You must subscribe to purchase a minimum of 500 shares (for a minimum investment of $5,000), up to a maximum of 56,250 shares, or 2.5% of the total number of shares sold at the minimum of the offering, subject to our right to permit smaller or larger subscriptions in our discretion. The purchase of 5.0% or more of the common stock may require you to provide certain information to, or seek the prior approval of, the Federal Reserve Board. We will not be required to issue shares of common stock to any person who, in our opinion, would be required to obtain prior clearance or approval from the Federal Reserve Board for authority to own or control such shares. We reserve the right to reduce or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such approval has not been obtained prior to the termination date of the offering, or in our discretion, to reject any other subscription.

     We expect that directors and officers of eZ Bancorp and eZ Community Bank will purchase $4,200,000 of the common stock, or approximately 19% of the shares if the minimum number of shares are sold, or 15% of the shares if the maximum number of shares are sold. Directors and officers reserve the right to purchase additional shares of common stock if necessary to sell the minimum number of shares, although they have no current intention to do so. These shares would be purchased for investment purposes and not for resale. Any purchases made by any persons affiliated with eZ Bancorp or eZ Community Bank for the explicit purpose of meeting the minimum contingency of 2,250,000 shares will be made for investment purposes only and not with a view toward redistribution.

     We must receive subscriptions to purchase shares no later than ___:___ p.m., eastern time, on __________, 2001, unless we elect to terminate or extend the offering. We reserve the right to terminate the offering at any time prior to __________, 2001, or to extend the expiration date until ___________, 2001, without notice to you. However, we will not extend the offering beyond __________, 2001. Because of the time period required to put in place eZ Community Bank's Internet-based and data-processing dependent infrastructure, there may be a period of up to 90 days from the time the offering is completed and shares are issued and begin trading until eZ Community Bank opens for business.

METHOD OF SUBSCRIPTION

     If you wish to purchase shares, you must complete and sign the subscription agreement accompanying this Prospectus and deliver the completed subscription agreement to the eZ Bancorp Stock Information Center, ____________________, ___________, ____________, ________, prior to the termination date of the offering, together with payment in full of the subscription price for all shares subscribed. Such payment must be by check or bank draft drawn upon a U.S. bank, payable to "_________________, escrow agent for eZ Bancorp, Inc.,"

_______________________.  The escrow agent can be reached at (___) ___-____.  If you wish to wire funds for your purchase, you may call the Stock Information Center at (___) ___-____ to obtain wiring instructions. If paying by uncertified personal check, you should allow at least five business days prior to the termination date for the funds to clear. We will deposit all funds in the eZ Bancorp escrow account. Tucker Anthony clients who wish to purchase shares through Tucker Anthony should contact Tucker Anthony for instructions. All funds received at the eZ Bancorp Stock Information Center will be forwarded to the escrow agent in accordance with applicable NASD regulations and applicable regulations under the Securities Act and Securities Exchange Act.

     THE FULL SUBSCRIPTION PRICE FOR THE SHARES SUBSCRIBED FOR MUST BE INCLUDED WITH THE SUBSCRIPTION AGREEMENT. FAILURE TO INCLUDE THE FULL SUBSCRIPTION PRICE WITH THE SUBSCRIPTION AGREEMENT MAY CAUSE US TO REJECT THE SUBSCRIPTION AGREEMENT.

     We recommend that you send your subscription agreement and payment by registered mail, return receipt requested. When using the U.S. Postal Service, please allow a sufficient number of days for delivery and clearance of payment prior to the termination date of the offering. Late delivery will not be accepted, unless we determine otherwise.

ESCROW ACCOUNT; RETURN OF FUNDS UPON FAILURE TO COMPLETE THE OFFERING OR UPON LIQUIDATION

     We established an escrow account at ______________, ____________, __________, for deposit of all subscription funds. Subscription funds may be invested temporarily in bank accounts, short-term certificates of deposit or short-term securities issued or guaranteed by the United States government. The funds in the escrow account will not be released until a date is agreed upon by eZ Bancorp and Tucker Anthony, following the receipt by eZ Community Bank of preliminary regulatory approvals from the Michigan Division of Financial Institutions and the FDIC, receipt by eZ Bancorp of preliminary approval from the Federal Reserve Board to become a bank holding company, and we accept subscriptions for at least 2,250,000 shares.

     If the offering is not completed because the minimum number of shares is not subscribed for, all preliminary regulatory approvals are not received, or for any other reason, all subscription funds will be returned to investors, without interest or deduction, except as provided below.

     We have the right to break escrow, receive the funds in the escrow account and issue shares of our common stock to subscribers at any time after we receive acceptable subscriptions for 2,250,000 shares, preliminary approval from the Federal Reserve Board for eZ Bancorp to become a bank holding company, and the approval of the Michigan Division of Financial Institutions and the FDIC. Such preliminary approval does not authorize eZ Community Bank to open for business. That authority will not be granted until we obtain final approval for insurance of eZ Community Bank's deposits by the FDIC, and satisfy any other conditions imposed by the Michigan Division of Financial Institutions and the FDIC. We cannot guarantee that eZ Community Bank will receive final approval to commence business from all applicable regulatory agencies. If we elect to break escrow prior to eZ Community Bank receiving final approvals to commence business, but such approvals are not ultimately obtained, your funds will be irrevocably invested in the common stock. However, we would not be able to implement our plan to own and operate a newly formed bank. In that event, we intend to propose that stockholders approve a plan to liquidate eZ Bancorp. Pursuant to such a liquidation plan we would distribute investor funds, without interest, as soon as possible after completion of those proceedings.

     The amounts distributed in liquidation to investors may be substantially less than the amount they paid for their shares of stock. However, officers and directors who have loaned funds for certain expenses would likely be repaid in full prior to any distribution to stockholders. In addition, Tucker Anthony will have received its commissions. Also, all other expenses incurred would be paid prior to distributions to stockholders. We cannot estimate what the amount of liquidation proceeds would be.

     Whether or not the offering is completed, all interest earned on funds held in escrow will be retained by eZ Bancorp. By submitting a subscription, you will forego interest you otherwise could have earned on the funds for the period during which your funds are held in escrow.

ACCEPTANCE AND REFUNDING OF SUBSCRIPTIONS

     Although subscribers may not revoke their subscriptions, subscription agreements are not binding on us until we accept them. We reserve the right to reject, in our sole discretion, any subscription agreement or to allot a smaller number of shares than the number for which a person has subscribed. In determining the number of shares to allot to each subscriber in the event the offering is oversubscribed, we may take into account the order in which subscriptions were received, a subscriber's potential to do business with, or to direct customers to eZ Community Bank, and our desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions.

     If we reject all or a portion of any subscription, the escrow agent will promptly refund to the subscriber the amount submitted with the subscription agreement, without interest or deduction. If for any reason the offering is not completed, all subscription funds will be promptly refunded to subscribers without interest or deduction. After all refunds have been made, the escrow agent, eZ Bancorp, eZ Community Bank and their respective directors, officers, and agents will have no further liabilities to subscribers.

     Certificates representing shares duly subscribed and paid for will be issued by eZ Bancorp as soon as practicable after the shares are sold and the funds are released to eZ Bancorp by the escrow agent.

LIMITED MARKET FOR SHARES

     Except for shares held by eZ Bancorp's directors and certain officers, the shares will be freely transferable immediately upon issuance and will not be subject to any transfer restrictions. We have issued only 60 shares of common stock in connection with our organization. Consequently, there is no established market for the common stock. We have applied to have our common stock listed on The Nasdaq SmallCap Market under the symbol "EZCB." For initial and continued inclusion for listing on Nasdaq, we must have three active and registered market makers. Tucker Anthony has advised eZ Bancorp that it will act as market maker for the common stock, but is not obligated to do so. In addition, Tucker Anthony will seek to encourage and assist at least two other market makers to make a market in the common stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. It is impossible to ascertain whether a second or third market maker will make a market in the common stock. There can be no assurance that the common stock will in fact be listed on The Nasdaq SmallCap Market or that it will trade on The Nasdaq SmallCap Market. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within our control. Accordingly, the number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, investors in the common stock could have difficulty disposing of their shares and should not view the common stock as a short-term investment. Accordingly, there can be no assurance that an active and liquid trading market for the common stock will develop or that, if developed, it will continue. There is no assurance that persons purchasing shares of common stock will be able to sell them at or above the offering price.

PLAN OF DISTRIBUTION AND MARKETING AGENT

     We have engaged Tucker Anthony to act as our managing underwriter on a best efforts basis in the offering and selling of the common stock to be sold in this offering. Tucker Anthony has no obligation to purchase any shares of common stock not sold in the offering or to invest the additional funds in shares of common stock, as discussed below. Tucker Anthony will receive a commission equal to 7% of the gross proceeds of the offering. Tucker Anthony will not receive commissions on shares purchased by eZ Bancorp insiders and their affiliates, unless the number of shares purchased by insiders and affiliates is more than 30% of the total offering. If insiders and affiliates purchase shares for over 30% of the total offering, then Tucker Anthony will receive its normal commission on the shares exceeding the 30% limit. Tucker Anthony has received an advisory fee of $50,000, the amount of which will be credited against the commission payable to Tucker Anthony. Tucker Anthony may also organize and manage a syndicate of selected broker-dealers if it deems appropriate. Tucker Anthony and all selected broker-dealers will comply with applicable NASD regulations and applicable regulations under the Securities Act and Securities Exchange Act with respect to customer funds transmittals and the escrow arrangements. The commissions to be paid to any such selected broker-dealers will be at a rate to be determined by Tucker Anthony. Fees paid to Tucker Anthony and to any broker-dealer may be deemed to be underwriting fees, and Tucker Anthony and such broker-dealers may be deemed to be underwriters. Tucker Anthony will also be reimbursed for its expenses incurred in connection with the offering, including legal fees, in an amount not to exceed $75,000. We have agreed to indemnify Tucker Anthony for reasonable cost and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended.

     During the three year period subsequent to the closing of the offering (assuming it is successful) Tucker Anthony will have the option, but not the obligation, to invest an amount equal to 2% of the amount raised in the offering in common stock of eZ Bancorp on the same terms as provided for in this offering. Such option will be in the form of a warrant to purchase common stock of eZ Bancorp at a purchase price per share of $10.00. Such price will be subject to adjustment for issuance of common stock by way of dividend or other distribution of stock of eZ

Bancorp. Pursuant to the warrant, eZ Bancorp has agreed to reserve shares of common stock for issuance upon exercise of the warrant. The warrant is also subject to adjustment for certain reclassifications, capital reorganizations, other changes, consolidations, mergers, sales, or conveyances. The warrant contains certain registration rights. Finally, Tucker Anthony has co-sale rights with directors and officers of eZ Bancorp under the warrant.

                                 USE OF PROCEEDS

     The proceeds to eZ Bancorp from the sale of the shares will be $22,500,000 if the minimum number of shares are sold, and $27,500,000 if the maximum number of shares are sold, before deducting expenses (including discounts and commissions paid to Tucker Anthony) of the offering, which are estimated at $1,450,250 if the minimum number of shares are sold and $1,800,250 if the maximum number of shares are sold.

     We will use $19,758,750 of the net proceeds of the offering to purchase all of the common stock of eZ Community Bank. We will pay all of the organizational and offering expenses and certain operating costs of eZ Bancorp from the proceeds of the offering, including principal and interest on funds advanced by the organizers, in an estimated aggregate amount of $2,741,250 if the minimum number of shares are sold and $3,091,250 if the maximum number of shares are sold (including $350,000 in commissions paid to Tucker Anthony on the $5,000,000 in additional capital, if the maximum number of shares are sold). The balance of the proceeds, $4,650,000 if the maximum number of shares are sold, will be retained by eZ Bancorp for general corporate purposes. If more than $22,500,000 of proceeds is raised in the offering, we may contribute all or a portion of the additional funds to eZ Community Bank and retain a portion of the additional proceeds in eZ Bancorp for general corporate purposes. It is possible that we could be required to contribute more to the capital of eZ Community Bank than the amount currently anticipated as a condition to the approval of eZ Community Bank's charter.

     eZ Community Bank will apply the proceeds from the sale of its capital stock to eZ Bancorp to furnish and equip eZ Community Bank's premises at an estimated cost of $375,000. The balance of the proceeds, estimated at $19,383,750 will be used to provide working capital and for general corporate purposes (including the investment of all or a portion of the working capital funds in interest-bearing certificates of deposit or other deposits with an FDIC-insured bank or other types of securities, such as government bonds and whole loans). Certain preopening costs, organizational and offering costs, and expenses for furnishing and equipping eZ Community Bank's premises and offices may be paid initially through organizer advances, and eZ Bancorp will repay the organizer advances.

     The six organizers of eZ Bancorp and eZ Community Bank have made loans, totaling $398,000 as of November 7, 2000, to fund certain organizational and prepaid operating expenses until we can raise funds in this offering. We have loaned an additional $584,000 between November 8, 2000 and December 31, 2000. We will repay these loans only from the proceeds of this offering. We will pay interest of prime plus 2% per annum on the amount of any loaned funds.

     The following table reflects the anticipated allocation of the net proceeds of the offering based on the priority of how the proceeds will be used, after deducting estimated expenses of the offering.

                                                         Minimum            % of           Maximum           % of
                                                          Amount        Proceeds (4)        Amount       Proceeds (4)
                                                          ------        ------------        ------       ------------
eZ BANCORP:
Net Offering Proceeds............................      $21,049,750          100.0%        25,699,750         100.0%
Purchase of Stock of
   Bank/Capital Contributions(1).................       19,758,750           93.9         19,758,750          76.9
Pre-opening Expenses:
   Salary and Benefits...........................          560,000            2.6            560,000           2.2
   Other Operating Costs.........................          691,000            3.3            691,000           2.7
   Interest on Organizer Advances(2).............           40,000            0.2             40,000           0.1
                                                     -----------------                  ---------------
Total Pre-opening Expenses(3)....................        1,291,000            6.1          1,291,000           5.0
Working Capital..................................                0            0.0          4,650,000          18.1

eZ COMMUNITY BANK:
Proceeds of Capital
   Contributions by eZ Bancorp...................       19,758,750          100.0%        19,758,750         100.0%
Organization Costs(3)............................                0            0.0                0.0           0.0
Premises and Equipment...........................          375,000            1.9            375,000           1.9
Prepaid Operating Expenses(3)....................                0            0.0                0.0           0.0
Working Capital..................................       19,383,750           98.1         19,383,750          98.1

-----------
(1) eZ Bancorp reserves the right to not contribute to eZ Community Bank any portion of the proceeds of the offering in excess of $19,758,750. See "Proposed Business of eZ Bancorp."
(2) Represents interest at rate of prime plus 2.0% per annum on amounts actually advanced. See "Certain Transactions."
(3) Certain eZ Community Bank organizational costs and prepaid operating expenses are included in the total pre-opening expenses of eZ Bancorp. The investment of eZ Bancorp into eZ Community Bank will be increased to the extent that those costs and expenses are paid for by eZ Community Bank.
(4) Percent of proceeds, in the case of eZ Community Bank, is calculated on the basis of percent of proceeds contributed to eZ Community Bank by eZ Bancorp.

                                 CAPITALIZATION

     The following table shows the pro forma consolidated capitalization of eZ Bancorp at November 7, 2000 after giving effect to (1) the sale of 2,250,000 shares at the minimum and (2) the sale of 2,750,000 shares at the maximum, at a price of $10.00 per share, less estimated expenses of $1,450,250 at the minimum and $1,800,250 at the maximum. Does not include the additional shares which may be issued pursuant to the warrant granted to Tucker Anthony.

                                                                         Minimum Number         Maximum Number
Stockholders' equity (deficit):                        Actual            Of Shares Sold         Of Shares Sold
-------------------------------                        ------            --------------         --------------
Common Stock,  9,000,000 shares  authorized;
  2,250,000  shares  outstanding (if
  minimum number of shares is sold) and
  2,750,000 shares outstanding (if maximum
  number of shares is sold).................       $     300             $     22,800            $      27,800
Preferred Stock, 1,000,000 shares
   authorized; no shares outstanding.........            --                         0                        0
Additional paid-in capital...................            --                21,027,250               25,672,250
Deficit accumulated during the
   organization period.......................       (488,223) (1)            (488,223)                (488,223)
                                                    -------------        ------------            -------------
Total stockholders' equity (deficit).........       (487,923) (1)          20,561,827               25,211,827
Net tangible book value per share............            --                      9.14                     9.17

----------
(1) Deficit accumulated during the organization period represents expenses incurred through November 7, 2000.

                                 DIVIDEND POLICY

     We expect that we will initially retain earnings, if any, to provide more funds to operate and expand our business. Therefore, we have no plans to pay any cash dividends for at least the first three years of our operations, and currently have no plans to pay any cash dividends thereafter. In fact, we expect that our regulatory approvals will not allow us to pay dividends for the first three years of our operations. If we decide to pay dividends in the future, our ability to do so will depend on the ability of eZ Community Bank to pay dividends to eZ Bancorp. eZ Community Bank cannot pay dividends to eZ Bancorp unless it complies with certain regulatory requirements regarding the payment of dividends. See "Supervision and Regulation." In addition, we would consider a number of other factors, including our earnings prospects, financial condition, and cash needs before deciding to pay dividends. If you are looking for an investment that pays dividends, you should not invest in this offering.

                         PROPOSED BUSINESS OF eZ BANCORP

     eZ Bancorp, which is a company in the development stages, has filed an application to become a bank holding company with the Federal Reserve Board. We know of no reason why the approval from the Federal Reserve Board would not be received, but we cannot predict when such approval will be received, or if the Federal Reserve Board will impose any conditions on its approval.

     Our principal asset will be our investment in all of the issued and outstanding capital stock of eZ Community Bank. Currently, our principal business will be retail banking, through our banking subsidiary primarily through the use of the Internet, as described below. With the prior approval of the Federal Reserve Board, we could engage in non-banking activities closely related to the business of banking. For example, with such approval, we could make and service loans through a consumer finance subsidiary, or provide other types of commercial financing. Further, the Federal Reserve Board allows bank holding companies to give investment or financial advice, lease personal or real property, provide data processing and courier services, or invest in small business investment companies, among other permissible activities. If a favorable opportunity is presented, such activities may be considered, however, additional opportunities are not being pursued at this time.

     The board of directors enhances our ability to establish eZ Community Bank successfully and compete in our highly competitive market. Five of our directors have banking and finance experience. In addition, some of our directors have significant relationships in the communities where we anticipate eZ Community Bank will focus its marketing efforts initially, giving eZ Community Bank a competitive advantage over Internet banks that operate at a national level. The development of local partnerships will further add to the community appeal of eZ Community Bank.

                       PROPOSED BUSINESS OF eZ COMMUNITY BANK

     As of the date of this Prospectus, eZ Community Bank has not been authorized to conduct banking business and has not engaged in any operations. The issuance of a charter by the Michigan Division of Financial Institutions and approval of deposit insurance by the FDIC will be dependent upon compliance with certain conditions and procedures, including the sale of the minimum amount of eZ Bancorp common stock, the sale of eZ Community Bank's stock to eZ Bancorp, the completion of eZ Community Bank's premises, the purchase of certain fidelity and other insurance, the hiring of staff, the installation and implementation of certain operating systems and software and the adoption of certain operating procedures and policies. When these conditions are satisfied, eZ Community Bank will open for business with its headquarters in the Grand Rapids, Michigan area. The Organizers plan to operate on only a limited basis for at least the first 30 days after eZ Community Bank opens in order to make certain that eZ Community Bank's systems operate properly.

     eZ Community Bank will offer our customers traditional banking services using the Internet as our primary delivery channel. In addition to the Internet, our customers will be able to conduct their banking through various other channels including ATMs, debit cards, checks, wire transfer, direct deposit, mail or through a call center. We believe our customers will welcome the convenience of 24-hour banking. We also anticipate that our cost of operations will be significantly lower than banks using the brick and mortar approach. These anticipated lower costs of operations are designed to enable us to offer our products and services at attractive pricing. We also plan to position eZ Community Bank as a local community bank in our targeted market areas. We plan to be an active participant in our targeted markets. We are committed to providing quality banking services through eZ Community Bank and our partnerships.

         The Internet will be our primary delivery channel. Customers will connect to our global Web page, enter their account number and upon verification, be connected to their local Web page where they will be able to conduct their banking. Our software will enable such services as making and transferring deposits, including demand deposits, opening certificates of deposit, and bill payment. The customer, through our partners, will also have access to financial products including loans, insurance, securities and other financial products. Additionally, links will be available to local business services and events as well as general information, including the local weather and stock market quotes.

     eZ Community Bank will accept checking and savings deposits, and offer a wide range of other financial services including bill payment services, ATM and debit cards, overdraft protection and access to lending products and services through third party providers, all through the Internet. Net proceeds from the initial stock offering, after the payment of certain start up and organizational expenses and the sale of deposit products, will be used to purchase one-to four-family residential mortgage loans, mortgage-backed securities and government securities. Whole loan purchases will consist of Freddie Mac and/or Fannie Mae conforming or jumbo one-to four-family mortgages, net of servicing. Mortgage-backed securities will be backed by agencies such as the Federal Home Loan Mortgage Corporation. In addition, in order to maintain the required level of liquidity, eZ Community Bank will purchase obligations of the United States government, high quality corporate securities and Fed Funds.

     Initially, eZ Community Bank will be required to have a high level of capital relative to assets because it is an Internet bank. This is due to the significant startup costs necessary to begin operations as an Internet bank, as well as the high level of asset growth projected by eZ Community Bank. This high level of capital will adversely impact return on equity initially. However, as eZ Community Bank's assets grow and capital is better leveraged it is currently expected that returns on equity will improve. eZ Community Bank's income will be derived primarily from the spread between interest income on investments, mortgage-backed securities and whole loans purchased and interest expense on deposits. Income will also be derived to a lesser extent from other income, such as fee income and income from revenue sharing generated from our Internet business partnerships.

     Because eZ Community Bank will need to pay competitive rates for deposits and our earning assets will consist primarily of government securities and residential mortgages, eZ Community Bank will operate with a narrower spread between its cost of funds and yield on assets than most financial institutions. In order to be profitable, eZ Community Bank will need to achieve significant asset size in a relatively short period of time and keep its other operating expenses to a minimum. If eZ Community Bank is unable to attract sufficient deposits to grow to the required size or must pay higher rates or incur higher marketing expenses to attract deposits, it may not be able to achieve profitability within an acceptable period of time in which case it may be forced to cease operations and liquidate assets. If this were to occur you could lose a significant amount of your investment, and perhaps all of your investment. While this spread will be less than traditional banks, it is anticipated that overhead costs will also be less than traditional banks. Management believes that eZ Community Bank can increase its deposits and customer base more efficiently and cost effectively than traditional banks because of the lower incremental cost of growth. As eZ Community Bank grows, we anticipate that overhead costs relative to total revenue will decline.

     The target consumers we plan to attract will find eZ Community Bank an easy-to-use alternative to traditional banking. We will focus on offering financial product and service information, online account fulfillment requests, financial account transaction capabilities, and bill payment, and provide links to other community businesses and services.

     As an Internet bank, customer service and the actual Web site are important elements to eZ Community Bank. As consumers enter eZ Community Bank's Web site, they will experience a local "community bank" feeling, as each select market will have a specially designed Web page for their community. The site will be easy to navigate, highly organized, and provide a menu of the products and services available, and an overall sense that the consumer can connect simultaneously with their bank and their community daily. eZ Community Bank will provide customer service through various forms of telephone and Internet sources, including a fully staffed customer service center, email contact, and telephone and instant-chat customer support options.

     Initially, eZ Community Bank will focus its marketing efforts in the Southeastern Michigan and Grand Rapids markets - two of the largest metropolitan areas in our geographic boundaries. eZ Community Bank's marketing strategy is to advertise, using traditional forms of advertising in these select markets, to a highly targeted consumer group who we believe will welcome the opportunity to conduct their banking over the Internet. We will use strategically placed radio spots and outdoor billboards to build brand identity and capture our target market, complemented with direct mail campaigns and local newspaper ads. By marketing at the local level and providing products and services that are attractively priced and conveniently delivered, management anticipates positioning eZ Community Bank as a superior alternative to the regional and super-regional banks that have acquired our target market's local banking institutions, as well as the pure national Internet banks.

DESCRIPTION OF PROPOSED SERVICES

     eZ Community Bank will offer deposit products such as checking, savings, money market and certificates of deposit through the Internet. It will also offer a wide range of related financial services such as bill payment services, ATM and debit cards, and overdraft protection.

     eZ Community Bank will further emphasize convenience and quality service by acting as a single source for financial services by also offering a full range of other financial services to attract and retain customers. These products and services may include home mortgages, equity lines of credit, consumer loans, credit cards, securities brokerage, insurance products and other financial services. Through third party relationships, customers will be provided an opportunity to obtain such financial and insurance products by linking eZ Community Bank's Web site and the appropriate third party's Web site. Management has identified strategic partners, and will attempt to establish a comprehensive menu of financial services that can be delivered through the Internet.

BANK LOCATION, MARKET AREA AND TARGET MARKET

     Our headquarters will be located in the Grand Rapids, Michigan area, but our primary service area will focus on nine primary service areas in Michigan, which include the following:

o        Benton Harbor area -- Berrien;
o        Ann Arbor area -- Lenawee, Livingston and Washtenaw;
o Southeastern Michigan in the Detroit standard metropolitan statistical area -- Lapeer, Macomb, Monroe, Oakland, St. Clair and Wayne;
o        Flint area -- Geneese;
o        Grand  Rapids area --  Allegan,  Kent,  Muskegon,  Ottawa;
o        Jackson area -- Jackson;
o        Kalamazoo-Battle  Creek area -- Calhoun,  Kalamazoo,  Van Buren;
o        Saginaw-Bay-Midland  area -- Bay, Midland and Saginaw; and
o        Grand Traverse area counties -- Grand Traverse.

     Although our geographic boundaries span these nine primary service areas, we intend to initially center our marketing efforts in the Southeastern Michigan and Grand Rapids markets. Customer relationships are expected to be made across the state and country because eZ Community Bank will operate primarily over the Internet. However, because of certain non-compete agreements, we will not do business with or accept deposits from persons residing in Ingham, Clinton or Eaton Counties in Michigan, prior to July 2002.

     We will also market to a specific population within our target areas. The consumer demographics in these areas mirror those of Internet users who have the propensity to bank online and are seeking convenience in their hectic lifestyles. These areas also have the largest population who meet our demographic profile, which includes consumers between the ages of 25 and 44 who have college degrees, household incomes of $50,000 or more, use computers 20 hours or more per month and are ATM users. Population trends for our market area continue to be steady. With 9.8 million people residing in Michigan, 7.7 million, or 79%, of the population lives within our target market area. Of this 79%, 2.5 million, or 34%, of the people meet our specific demographic profile. The Michigan Department of Management and Budget projects steady growth in our target market area throughout 2020. Our entire market area, except for Grand Traverse County, are metropolitan areas in the southern lower peninsula of Michigan, which accounts for 90% of Michigan's total population. The majority of deposits in Michigan are also in this market area.

     Our market area has a diversified economy, and is attracting new business. Michigan is the leader in motor vehicle production in the United States. The information technology industry is also a growing force in Michigan, and as a result ranks fifth in software services employment. Virtually every community in Michigan is linked through its technologically advanced telecommunications infrastructure. Employment has also risen by 1.2% over the last year.

     Our philosophy of personal service through the Internet and community banking form the basis for eZ Community Bank's business development strategy. We expect to establish eZ Community Bank's initial customer base by capitalizing upon the strategic relationships our directors and officers develop in our market areas, and through partnerships and alliances with statewide and community businesses. We believe our partnerships will build and promote goodwill in our communities, raise our brand awareness in the marketplace, and gain collaborative marketing value. We will provide links on our Web site to our business partners as well as collaborate on our marketing efforts. In addition, we will target a highly specialized consumer base with an intense advertising campaign, which includes radio, outdoor billboards, direct mail, newspapers and eZ Community Bank's Web site.

ASSET MANAGEMENT

     eZ Community Bank's asset deployment will primarily be the purchase of short to medium term government securities, mortgage-backed securities and Freddie Mac and/or Fannie Mae conforming and jumbo one- to four-family whole loan purchases, with servicing retained by the seller. Characteristics of such investments will be carefully monitored to assure a reasonable match to eZ Community Bank's liability characteristics for purpose of managing interest rate risk while maintaining a positive interest rate spread.

     We will purchase short to medium term government securities primarily for liquidity purposes as well as to manage eZ Community Bank's interest rate risk. It is anticipated these securities will be designated as available-for-sale.

     We will purchase mortgage-backed securities as an intermediate term approach to manage interest rate risk. eZ Community Bank anticipates that these investments will also be designated as available-for-sale.

     Freddie Mac and/or Fannie Mae conforming and jumbo one- to four-family whole loans will be purchased to complement eZ Community Bank's investment portfolio with higher yielding and longer term maturities. These instruments will be purchased with servicing retained by the seller and will be evaluated on credit quality, prospective pre-payments and market yield. It is anticipated the entire loan portfolio will be designated as held for investment.

SOFTWARE

     eZ Community Bank's data processing will be performed at the Fiserv Arlington Heights, Illinois service bureau. eZ Community Bank will use the Fiserv Direct Banking Product Solution. Fiserv's Direct Banking Product Solution provides the banking expertise, virtual banking technology, multichannel support and a servicing infrastructure that handles everything from account processing, back office servicing and new account fulfillment. The Direct Banking Product Solution also offers a wide array of electronic delivery channel options including Internet banking, telephone banking, ATM/POS/debit processing and brokerage and insurance processing. The Direct Banking Product Solution connects eZ Community Bank and its customers through multiple delivery channels enabling customers to quickly and confidently execute real-time financial transactions 24 hours a day, 365 days a year from any location in the world.

     The software eZ Community Bank will use is the Fiserv Comprehensive Banking System. The Comprehensive Banking System is a total automation platform, which will assist eZ Community Bank in communicating with its customers, and managing its accounts, products and services, call center, back office operations and its organization as a whole. Fiserv provides the software package to handle these needs. The Comprehensive Banking System was designed so data access is customer-name oriented rather than account number driven. Real time file updates guarantee that data is accurate and current and the system's open architecture facilitates the integration of third party applications into the customer database.

     By utilizing the Fiserv products, the Internet banking services of eZ Community Bank will include checking, savings, certificates of deposit accounts, electronic bill payment services, account reconciliation services and ATM/POS/debit card processing, all fully integrated and in real time.

SECURITY AND DISASTER RECOVERY PLAN

     If eZ Community Bank experiences a disaster, it has the ability to access the Fiserv Arlington Heights Service Bureau in a matter of minutes from any PC with a modem. eZ Community Bank intends to have available remote sites for such access should it become necessary. eZ Community Bank's recovery plan incorporates Arlington Heights Service Bureau Disaster Recovery Plan, which is designed to reinstall essential processing within 48 hours after a disaster. The Disaster Recovery Plan includes, among other procedures, disaster prevention measures which incorporate personnel training, segregated duties and tight security measures. Extensive testing has been done on the system. The Arlington Heights Service Bureau segregates duties of its employees to ensure that individuals are not performing incompatible functions. Next, access to the data processing facilities is restricted to security cardholders, and is monitored by an outside security company. The computer facilities are protected by heat, smoke, fire and water sensors. An interrupted power system utilizing batteries permits continued operations for a limited time to avoid short, intermittent power failures. In the event of a complete outage, a standby diesel generator allows processing to continue indefinitely.

     In the event that the service center is destroyed, a similarly configured disaster recovery data center will be used as a backup site. Arlington Heights will monitor, staff and control the processing center 24 hours per day. Arlington Heights has also installed a backbone telecommunications network via high-speed fiber optics. This configuration allows traffic to be redirected to the alternative hot site. Additionally, Arlington Heights has two points of presence on the Internet, providing a back up if one connection fails. Arlington Heights has established retention schedules for all production files; which include data and program files as well as system software. They also use control backup files that are kept off-site at a commercial storage facility to aid in data restoration in the event of a disaster.

     INTERNET HOME BANKING AND BILL PAYMENT SECURITY. The concept of Internet banking must allow customers to access their accounts at any time from anywhere in the world, while maintaining a secured method of conducting business. The focus of eZ Community Bank's security measures is on three elements of a typical transaction or interaction with a customer's accounts. These three elements are data source security, data transmission security, and account protection security.

o DATA SOURCE SECURITY. At no time does anyone have access to Fiserv's Comprehensive Banking System database or processing system via the Internet. Fiserv provides products for Internet connectivity and the firewalls and servers. The multiple firewalls stop all incoming requests and prevent an outside user access to any other servers. Thus, someone attempting to gain access to the source data cannot access this data. Effectively they are stopped at the point of contact. Additionally, a third party firm randomly conducts an ongoing audit process to test the security.

o TRANSMISSION PROTECTION. Fiserv's Server is the method that enables eZ Community Bank to connect its customers through the Internet to their accounts and bank services using the Fiserv NetBanc product. NetBanc provides secure transmission, a trusted operating system, advanced encryption technology, and multiple firewalls. These security standards surpass even the rigorous requirements of the U.S. Department of Defense. Additionally, a third party firm randomly conducts an ongoing audit process designed to test the security.

o ACCOUNT PROTECTION. Fiserv will utilize standard bank security measures in terms of setup and maintenance of account and password data. No customer can access his or her account via the Internet home banking and bill payment service unless they specifically sign up for the service through eZ Community Bank. A customer will have to enter a nine-digit account number and a six-digit password to access these services. To eliminate possible unauthorized downloads, the user identification and passwords will not be stored on the Internet servers.

COMPETITION

     Our primary competition will come from traditional banking institutions operating in the Michigan markets, traditional banking institutions with Internet banking capabilities and other Internet banks. Many of our competitors can finance national advertising campaigns, maintain extensive technology investments, and offer certain services, such as commercial accounts which we cannot or will not offer initially. Also, larger institutions have substantially higher lending limits than eZ Community Bank will have. Some of our competitors have other advantages, such as tax exemption in the case of credit unions, and lesser regulation in the case of mortgage companies and finance companies.

     Although there are currently a limited number of banks that conduct business entirely through the Internet, we expect competition to intensify in the future. However, one of our strategies is to market to the consumer who as a result of consolidations in the financial industry, feels disenfranchised and overcharged after losing their local community bank.

     Competition from non-depository institutions in our target market area includes financial planners, investment advisors, mortgage companies and numerous insurance agencies. As more nondepository services are offered online through major firms like Merrill Lynch, E-Trade, E-Loan, TD Waterhouse, Ameritrade, DLJ Direct, Mortgage.com, AllState, Quicken Insurance and Northwestern Mutual, we expect the competition to unfold at the same pace. However, because our marketing strategies focus on internet-savvy consumers, attracted to a community emphasis, we have targeted a select niche in Michigan. Therefore, we do not expect significant competition from nondepository institutions.

EMPLOYEES

     We anticipate that eZ Bancorp and eZ Community Bank will initially employ approximately seven people, including the six executive officers of eZ Bancorp and eZ Community Bank. We do not currently expect to add more employees during the first year of our operations.

PROPERTIES

     eZ Bancorp entered into a lease as of February 1, 2001 for 2,258 square feet of space, located at 3075 Orchard Vista Drive, S.E., Suite 150 in Grand Rapids, Michigan. Our offices will be located there, and we believe this property will be suitable for supporting our operations as an Internet-based community bank, and will be adequate to support those operations for the foreseeable future. The lease term began as of February 1, 2001 and runs for an 18 month term. eZ Bancorp has the option to extend the term of the lease for a six-month renewal term. During the first term of the lease, eZ Bancorp will pay monthly rent of $2,625.


                         MANAGEMENT'S PLAN OF OPERATION
GENERAL

     As of the date of this Prospectus, neither eZ Bancorp nor eZ Community Bank has commenced operations or engaged in any activities except those related to the organization and capitalization of eZ Bancorp and eZ Community Bank. Both entities are development stage companies. These limited activities have been financed by advances by the six organizers of eZ Bancorp in the amount of $398,000, plus accrued interest of $19,000 as of November 7, 2000. We expect these and additional organizer advances to be sufficient to meet our needs until the offering is completed. See "Certain Transactions."

     Because of the time period required to put in place eZ Community Bank's Web-based and data-processing dependent infrastructure, there may be a period of up to 90 days from the time the offering is completed until eZ Community Bank opens for business. Once eZ Community Bank opens for business, which we currently expect in the second quarter of 2001, we will slowly and deliberately begin the banking operations described in this Prospectus under the caption "Proposed Business of eZ Community Bank." We expect that eZ Community Bank will incur approximately $175,000 in expenses in leasehold improvements for office space and for furniture, fixtures and equipment for those offices. We will contract with an outside vendor for eZ Community Bank's data processing. We anticipate a one-time capital expenditure of $200,000, and annual costs in our first year of operations of approximately $365,000 for data processing services.

     We believe that the proceeds of the offering ($22,500,000 if the minimum number of shares are sold, and $27,500,000 if the maximum number of shares are sold), will be sufficient to fund the expenses of establishing and opening eZ Community Bank, and eZ Community Bank's and eZ Bancorp's operations for at least three years after the offering. We do not currently anticipate a need to raise additional capital during that period. See "Use of Proceeds."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     It is expected that the membership of our board of directors will consist of a minimum of six and a maximum of ten directors. The current board consists of seven directors. Additional directors may be recruited from the markets eZ Community Bank serves that have significant business, banking or Internet related experience, or on the basis of individual contributions that can be made to the board and the overall success of the eZ Bancorp. Directors will be divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors elected each year. The initial classes and terms of the current directors are noted below. None of the directors or executive officers of eZ Bancorp or eZ Community Bank have been the subject of legal proceedings or other events over the last five years which would be material to an evaluation of the ability or the integrity of the individual to serve in that capacity.

     The following are the current members of the board of directors:

     ROBERT H. BECKER, Age 65, Chairman of the Board of Directors. From 1987 to 1999, Mr. Becker was President and Chief Executive Officer of CFSB Bancorp, Inc. and its sole subsidiary, Community First Bank, a state-chartered savings bank headquartered in Lansing, Michigan until the companies were acquired by Old Kent Financial Corporation in 1999. CFSB Bancorp, Inc. was a publicly traded thrift holding company with approximately $900 million in assets. Mr. Becker began his banking career in 1957, and from 1976 to 1987, he served as President and Chief Executive Officer of MetroBanc located in Grand Rapids, Michigan. Mr. Becker was a Director of the Federal Home Loan Bank of Indianapolis and was a past Chairman of the Michigan League of Community Banks. Mr. Becker will be a member of Class A, and will serve an initial three year term.

     JOHN W. ABBOTT, Director. Mr. Abbott's biography appears below. Mr. Abbott will be a member of Class A, and will serve an initial three year term.

     THOMAS M. DIBLE, Age 50, Director. Mr. Dible is President of Dible Builders, Inc. a residential and commercial real estate development and building company he established in 1984. The company is located in Grand Ledge, Michigan. Mr. Dible will be a member of Class B, and will serve an initial two year term.

     FRANK H. FREUND, Age 40, Director. Mr. Freund is currently Chief Financial Officer for American Physicians Capital, Inc., East Lansing, Michigan. He has held this position since October 1997. He is a CPA and from 1994 until 1997, he served as an audit senior manager with Deloitte & Touche, a national accounting firm. Prior to that he was an audit senior manager with a local accounting firm and from 1982 until 1993 served as an auditor with a national accounting firm. Mr. Freund will be a member of Class A, and will serve an initial three year term.

     JAMES L. REUTTER, Age 67, Director. Mr. Reutter is the Chairman of Lansing Ice and Fuel Company, Lansing, Michigan, and Vice President of O'Dell Ice Company, Coleman, Michigan. He also serves as a Director of Michigan Millers Mutual Insurance Company. Mr. Reutter was Chairman of CFSB Bancorp, Inc. and Community First Bank from 1988 until 1999. He serves as Trustee and Treasurer of the Thoman Foundation, is past Chairman of Lansing Community College, and currently serves as a Trustee of the Lansing Community College Foundation. Mr. Reutter will be a member of Class B, and will serve an initial two year term.


     JOHN D. BAMBERGER, Age 45, Director. Mr. Bamberger is currently President and Chief Executive Officer of SequoiaNET.com in Auburn Hills, Michigan, a subsidiary of Analysts International located in Minneapolis, Minnesota. He has held that position since 1990. SequoiaNET.com is a provider of network integration products and services. He is also a Vice President at Analysts International, a position he has held since April 2000. Analysts International is an information technology services company that provides eBusiness management services, technology staffing and consulting. Prior to 1990, Mr. Bamberger was a District Manager with Unisys. He was named 1999 Entrepreneur of the Year in Michigan in the computer services category by Ernst & Young. Mr. Bamberger will be a member of Class C, and will serve an initial one year term.

     DAVID P. MEHNEY, Age 61, Director. Mr. Mehney is President of The KMW Group, Inc., a distributor of medical and marine products. He is also a director of Wolverine World Wide, Inc. Mr. Mehney will be a member of Class C, and will serve an initial one year term.

     A Management Committee consisting of six members will manage eZ Bancorp, Inc. and eZ Community Bank. The Committee will be responsible for implementing eZ Community Bank's strategic plan. These individuals have well over one hundred years of experience in all phases of retail banking, including lending, deposits, bank operations, data processing and marketing. In addition, Committee members have had experience in new product development, securities and investment sales, credit and interest rate risk management and data processing system conversion. The following are the members of the Committee and the executive officers of eZ Bancorp, Inc. and eZ Community Bank:

Name               Age       Position
----               ---       --------

John W. Abbott      53       Director, President and Chief Executive Officer of
                             eZ Bancorp, Inc. and eZ Community Bank

Richard J. Benson   43       Vice President and Chief Technology Officer of eZ
                             Community Bank

Rick L. Laber       43       Vice President and Chief Financial Officer of eZ
                             Bancorp, Inc. and eZ Community Bank

Jack G. Nimphie     51       Vice President and Chief Information Officer of eZ
                             Community Bank

Sally A. Peters     48       Vice President and Chief Marketing Officer of eZ
                             Community Bank

C. Wayne Weaver     47       Vice President, Treasurer and Secretary of eZ
                             Bancorp, Inc. and Vice President and Chief
                             Financial Services Officer of eZ Community Bank

     JOHN W. ABBOTT will serve as President and Chief Executive Officer of eZ Bancorp, Inc. and eZ Community Bank. Mr. Abbott was Executive Vice President and Chief Operating Officer of CFSB Bancorp, Inc. and its sole subsidiary, Community First Bank, a Michigan-chartered savings bank headquartered in Lansing, Michigan. CFSB Bancorp, Inc. was a publicly traded thrift holding company with approximately $900 million in assets. As Chief Operating Officer, Mr. Abbott had overall responsibility for lending, finance, deposits, retail branch administration, marketing, operations, data processing and strategic planning. Mr. Abbott was a member of many of CFSB Bancorp's and Community First Bank's management committees, including the Asset/Liability, Investment and Senior Lending Committees. He joined the bank in 1989. Prior to his position with CFSB Bancorp, Inc., he was Vice President-Finance at Union Bancorp, Inc. in Grand Rapids, Michigan and prior to August 1985 he was a CPA with a national accounting firm. Mr. Abbott was recent past member of the Board of Directors of the Michigan League of Community Banks.

     RICHARD J. BENSON will serve as Vice President and Chief Technology Officer of eZ Community Bank. Mr. Benson joined Community First Bank in March 1994 as Vice President - Data Processing Manager. From 1991 to 1994, Mr. Benson was President and Chief Executive Officer of West Michigan Computer Co-Operative in Grand Rapids, Michigan, a data processing service center serving seventy-five credit unions. Prior to 1991, Mr. Benson was Data Processing Manager for West Michigan Computer Co-operative for nine years.

     RICK L. LABER will serve as Vice President and Chief Financial Officer of eZ Bancorp, Inc. and eZ Community Bank. From August 1997 to July 1999, Mr. Laber was Vice President and Chief Financial Officer and Treasurer of CFSB Bancorp, Inc. and Community First Bank. In addition, he was Chairman of the CFSB Bancorp's and Community First Bank's Asset/Liability Committee, Investment Committee and Asset Classification Committee. From 1996 until July 1997, Mr. Laber was Vice President - Branch Coordinator of Flagstar Bank in Jackson, Michigan. From 1992 to 1996, he was Senior Vice President and Chief Financial Officer and Treasurer of Security Savings Bank in Jackson, Michigan. Prior to August 1992, Mr. Laber was with a national accounting firm. His duties at the firm included data processing auditing and PC training to the professional staff.

     JACK G. NIMPHIE will serve as Vice President and Chief Information Officer of eZ Community Bank. Mr. Nimphie was most recently Senior Vice President - Director of Operations of Community First Bank. He was appointed to that position in October 1996. Mr. Nimphie joined Community First Bank in 1971 and served in several different capacities, including Senior Vice President - Director of Retail Banking. He was appointed to that position in 1986. During Mr. Nimphie's employment at Community First Bank he was also a loan originator and underwriter.

     SALLY A. PETERS will serve as Vice President and Chief Marketing Officer of eZ Community Bank. Ms. Peters was Vice President - Director of Marketing at Community First Bank from February 1994 to July 1999. Prior to that she was responsible for marketing and communications at an insurance company in Lansing, Michigan for fifteen years.

     C. WAYNE WEAVER will serve as Vice President, Treasurer and Secretary of eZ Bancorp, Inc. and Vice President and Chief Financial Services Officer of eZ Community Bank. Mr. Weaver was Senior Vice President - Director of Retail Banking for Community First Bank. Mr. Weaver joined Community First Bank in 1975 as a management trainee and became Senior Vice President - Director of Corporate Planning in 1986. In 1989 he became Director of Retail Banking and Investments, and in 1991 he became Director of Finance. In 1993, Mr. Weaver became Treasurer of CFSB Bancorp, Inc. and served in that capacity until 1996 when he was assigned to his final position at Community First Bank. During his employment at Community First Bank, Mr. Weaver was also a loan originator and underwriter.

DIRECTOR COMPENSATION

     We plan to reimburse directors for expenses incurred in connection with their service as directors. These services will include attendance at board and committee meetings, and otherwise promoting the business of eZ Bancorp and eZ Community Bank. Directors will not be compensated for attending board or committee meetings in the first year or for the foreseeable future.

EMPLOYMENT AND EXECUTIVE COMPENSATION ARRANGEMENTS

     EMPLOYMENT AGREEMENT. eZ Community Bank has entered into identical employment agreements (except for salary) with our President, John W. Abbott and each of our Vice Presidents, Richard J. Benson, Rick L. Laber, Jack G. Nimphie, Sally A. Peters and C. Wayne Weaver. Mr. Abbott's base salary under his employment agreement is $100,000, and the base salary of each of our Vice Presidents is $80,000. Each employment agreement has a term of three years. Each agreement is terminable by us for "just cause" as defined in the agreement. If we terminate any one of these individuals without just cause or if any one of these individuals terminates his or her employment for "good reason" that individual will be entitled to a continuation of his or her salary from the date of termination through the remaining term of the agreement, plus an additional 12 months. The employment agreements also contain a provision stating that in the event of the termination of employment of any one of these individuals in connection with or within six months of any change in control of eZ Bancorp or eZ Community Bank, that individual will be paid a lump sum amount equal to 2.99 times their respective five year average annual taxable compensation. If such payments had been made under these agreements assuming they had been in effect as of November 7, 2000, such payments would have equaled approximately $300,000 for Mr. Abbott and $240,000 for each of the Vice Presidents, respectively. The aggregate payments that would have been made to them would be an expense to us, thereby reducing our net income and our capital by that amount. Each of the agreements is reviewed annually by our board of directors and is renewed and extended for an additional year, upon a determination of satisfactory performance within the board's sole discretion. If any one of these individuals shall become disabled during the term of his or her respective agreement, he or she shall continue to receive payment of the benefits under their respective agreements up to the time of the establishment of the employee's disability. Such payments shall not be reduced by any other benefit payments made under other disability programs in effect for our employees. If the employment of any one of these individuals terminates for a reason other than just cause, he or she will be entitled to receive the benefit from us of family medical insurance through any group health plan maintained by us through the expiration date of the agreement.

     For the 2000 fiscal year, President John W. Abbott and each of the five Vice Presidents to be of eZ Community Bank received salaries of $87,000 and $71,000, respectively. Mr. Abbott's salary was paid in a lump sum in December 2000. Payments made were for services rendered in organizing eZ Bancorp and eZ Community Bank. No employment agreements were as yet in effect during fiscal 2000. No prior amounts were paid to these individuals.

     SUMMARY COMPENSATION TABLE. The following table sets forth the cash and noncash compensation for the 2000 fiscal year, the only year in which compensation was paid by eZ Bancorp or its predecessor, awarded to or earned by the Chief Executive Officer of eZ Bancorp. No executive officer of eZ Bancorp earned salary and bonus in fiscal year 2000 exceeding $100,000 for services rendered in all capacities to eZ Bancorp.

                                                      ANNUAL COMPENSATION
                                       ------------------------------------------------
                                                                       OTHER ANNUAL            ALL OTHER
NAME                       YEAR        SALARY          BONUS          COMPENSATION (1)         COMPENSATION
----                       ----        ------          -----          ----------------         ------------
John W. Abbott             2000       $ 87,000        $  --              $   --                  $   --
Chief Executive Officer

-------------
(1) Executive officers of eZ Bancorp may receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received by the named executive officer in fiscal 2000 did not exceed 10% of the executive officer's salary and bonus.


     STOCK OPTION PLAN. A stock option plan will be adopted which will become effective upon approval by our board of directors. Incentive stock options will not be available for exercise under the option plan unless it is approved by our stockholders within 12 months after board approval. If the option plan is adopted, a number of shares equal to 10% of the aggregate number of shares of common stock to be issued in this offering (i.e., 225,000 shares based upon the sale of the minimum of 2,250,000 shares, and 275,000 shares based upon the sale of the maximum of 2,750,000 shares) would be reserved for issuance by eZ Bancorp upon exercise of stock options to be granted to our officers, directors and employees from time to time under the option plan. The purpose of the option plan would be to provide additional performance and retention incentives to certain officers, directors and employees by facilitating their purchase of a stock interest in eZ Bancorp. The option plan provides for a term of 10 years, after which no awards could be made, unless earlier terminated by the board of directors pursuant to the option plan. The options would vest over four years, with 20% vesting upon grant, and an additional 20% every year thereafter. Vesting accelerates to 100% upon a participant's death or disability, or retirement at age 65 or above. The exercise price of options will not be less than 100% of the fair market value of the shares of eZ Bancorp subject to such options on the date of grant. Options would expire no later than 10 years from the date granted and would expire earlier if the option committee so determines or in the event of termination of employment. Options, which could be incentive stock options or non-incentive stock options, would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other financial institutions.

     eZ Bancorp would receive no monetary consideration for the granting of stock options under the option plan. It would receive the option price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares we purchased in the open market. However, no purchases in the open market will be made that would violate applicable regulations restricting purchases by us. In addition, the Federal Deposit Insurance Corporation may require that options be exercised immediately or be forfeited in the event that eZ Community Bank's regulatory capital falls below the minimum requirements established by statute or by the regulation of the Federal Deposit Insurance Corporation. The exercise of options and payment for the shares received would contribute to our equity. The option plan will be administered by a Committee appointed by the board of directors consisting of at least two non-employee directors, or in the absence of any such Committee, by the full board.

SECURITIES OWNERSHIP OF MANAGEMENT

     We anticipate that officers and directors, as a group, will purchase approximately 19% of the shares in this offering if the minimum number of shares is sold and 15% of the shares if the maximum number of shares is sold.

     The following table sets forth certain information with respect to the anticipated beneficial ownership of eZ Bancorp common stock after the offering, assuming the minimum of 2,250,000 shares are sold, by each of the current directors and executive officers of eZ Bancorp and all directors and executive officers of eZ Bancorp as a group. All share numbers are provided based upon non-binding expressions of interest supplied by the persons listed below. Depending upon their individual circumstances at the time, each person may purchase a greater or fewer number of shares than indicated, and in fact may purchase no shares.

                                         SHARES                 DOLLAR VALUE OF               PERCENT
                                   BENEFICIALLY OWNED         SHARES BENEFICIALLY           OUTSTANDING
NAME                              AFTER OFFERING (1)(2)      OWNED AFTER OFFERING       AFTER THE OFFERING
----                              ---------------------      --------------------       ------------------
 John W. Abbott                          75,000               $ 750,000                         3.3%
    Director, President and
    Chief Executive Officer

 Robert H. Becker                        50,000                 500,000                         2.2%
    Chairman of the Board

 Thomas M. Dible                         25,000                 250,000                         1.1%
    Director

 Frank H. Freund                        100,000               1,000,000  (3)                    4.5%
    Director

 James L. Reutter                        20,000                 200,000                         0.9%
    Director

 John D. Bamberger                       15,000                 150,000                         0.7%
    Director

 David P. Mehney                         10,000                 100,000                         0.4%
    Director

 Richard J. Benson                       15,000                 150,000                         0.7%
    Vice President and Chief
    Technology Officer

 Rick L. Laber                           10,000                 100,000                         0.4%
    Vice President and Chief
    Financial Officer

 Jack G. Nimphie                         40,000                 400,000                         1.8%
    Vice President and Chief
     Information Officer

 Sally A. Peters                         20,000                 200,000                         0.9%
    Vice President and Chief
     Marketing Officer

 C. Wayne Weaver                         40,000                 400,000                         1.8%
  Vice President, Secretary             -------                --------                        ----
     and Treasurer


 All directors and executive officers
    as a group (12 persons)             420,000              $4,200,000                        18.7%


                                                  (footnotes on following page)

 (footnotes for table on previous page)

 --------
(1) Some or all of the common stock listed may be held jointly with, or for the benefit of, spouses and children of, or various trusts established by, the person indicated.
(2) For purposes of this disclosure, shares are considered to be "beneficially" owned if the person has, or shares the power to vote or direct the voting of shares, the power to dispose of or direct the disposition of the shares or the right to acquire beneficial ownership within 60 days. Directors and officers have sole voting and investment power or shared voting and investment power with their spouses.
(3) Represents shares to be purchased by American Physicians Capital, Inc., of which Mr. Freund is the Chief Financial Officer.


                              CERTAIN TRANSACTIONS

     The six organizers of eZ Bancorp and eZ Community Bank have made loans to fund certain organizational and prepaid operating expenses until we can raise funds in this offering. Loans at November 7, 2000 from Mr. Abbott, Mr. Nimphie, Mr. Weaver, and the six organizers as a group totaled approximately $172,000, $69,000, $69,000 and $398,000, respectively. The organizers have loaned eZ Bancorp an additional $584,000 between November 8, 2000 and December 31, 2000, with additional amounts to be loaned thereafter, as necessary. We will repay these loans only from the proceeds of this offering. We will pay interest of prime plus 2% per annum on the amount of any loaned funds. If the minimum number of shares are not subscribed for, these loans will not be repaid.

     We anticipate that our directors and officers and the business and professional organizations with which they are associated will have banking transactions with eZ Community Bank in the ordinary course of business. However, no loans will be originated, or made to directors, officers or employees.

     Any future transactions between eZ Bancorp and its affiliates, including its officers, directors and stockholders owning 5% of eZ Bancorp common stock will be on terms no less favorable to eZ Bancorp than could be obtained from an unaffiliated third party. See "Supervision and Regulation -- Insider Transactions" for a more detailed explanation of the laws governing transactions, including loans, between eZ Bancorp and its affiliates.

                           SUPERVISION AND REGULATION

     The following is a summary of certain statutes and regulations which will affect eZ Bancorp and eZ Community Bank. This summary is qualified in its entirety by reference to the particular statutes and regulations. A change in applicable laws or regulations may have a material effect on our businesses and prospects.

GENERAL

     Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of eZ Bancorp and eZ Community Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Federal Reserve Board, the FDIC, the Michigan Division of Financial Institutions, the Internal Revenue Service, and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

     Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation which will apply to eZ Bancorp and eZ Community Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of eZ Community Bank, and the public, rather than stockholders of eZ Bancorp and eZ Community Bank.

     Federal law and regulations establish supervisory standards which will apply to any lending activities of eZ Community Bank, including internal controls, credit underwriting, loan documentation and loan-to-value ratios for loans secured by real property.

FINANCIAL MODERNIZATION LEGISLATION

     The enactment of the Gramm-Leach-Bliley Act modified many of the principal federal laws which regulate financial institutions and sweeps away large parts of a regulatory framework that had its origins in the Depression Era of the 1930s.

     Effective March 11, 2000, new opportunities became available for banking organizations, other depository institutions, insurance companies and securities firms to enter into combinations that permit a single financial services organization to offer customers a more complete array of financial products and services. Specifically, the GLB Act provides two new vehicles through which a banking organization can engage in a variety of activities which, prior to the Act, were not permitted. First, a bank holding company meeting certain requirements may elect to become a financial holding company. Financial holding companies are generally authorized to engage in all "financial activities" and, under certain circumstances, to make equity investments in other companies. In order to be eligible to elect to become a financial holding company, a bank holding company and all of its depository financial institutions must: (1) be "well capitalized"; (2) be "well managed"; and (3) have a rating of "satisfactory" or better in their most recent Community Reinvestment Act examination. Both the bank holding company and all of its depository financial institutions must also continue to satisfy these requirements after the bank holding company elects to become a financial holding company or the financial holding company will be subject to various restrictions. The Federal Reserve Board will be the umbrella regulator of financial holding companies, but functional regulation of a financial holding company's separately regulated subsidiaries will be conducted by their primary functional, usually banking, regulator.

     Second, the GLB Act also provides that a national bank (and a state bank, so long as otherwise allowable under its state's law), which satisfies certain requirements, may own a new type of subsidiary called a financial subsidiary. The GLB Act authorizes financial subsidiaries to engage in many, but not all, of the activities that financial holding companies are authorized to engage in. In order to be eligible to own a financial subsidiary, a bank must satisfy the three requirements noted above, plus several additional requirements.

     The GLB Act also imposes several rules that are designed to protect the privacy of the customers of financial institutions. For example, the GLB Act requires financial institutions to annually adopt and disseminate a privacy policy and prohibits financial institutions from disclosing certain customer information to "non-affiliated third parties" for certain uses. All financial institutions, regardless of whether they elect to utilize financial holding companies or financial subsidiaries, are subject to the GLB Act's privacy provisions. eZ Bancorp and eZ Community Bank will be subject to the GLB Act's privacy provisions and will also be subject to certain other federal and state laws that deal with the use and distribution of non-public personal information. In addition to its privacy provisions, the GLB Act also contains various other provisions that apply to banking organizations, regardless of whether they elect to utilize financial holding companies or financial subsidiaries.

     We believe that one of the effects of the GLB Act may be to significantly increase competition in the banking business. After eZ Community Bank has commenced business operations, we will evaluate the desirability of electing to become a financial holding company. Currently, we have no plans to make such an election.

GOVERNMENT REGULATION MIGHT NEGATIVELY IMPACT OUR OPERATING RESULTS

     BANK REGULATION. eZ Bancorp and eZ Community Bank will operate in a highly regulated environment and will be subject to examination, supervision and comprehensive regulation by several federal and state regulatory agencies. Banking regulations, designed primarily for the safety of depositors, may limit the growth of eZ Community Bank and the return to investors by restricting activities such as the payment of dividends, mergers with or acquisitions by other institutions, investments, loans and interest rates and interest rates paid on deposits. Laws and regulations could change at any time, and changes could adversely affect our business. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably. See "Supervision and Regulation" for more information about applicable banking regulations.

     INTERNET REGULATION. Because of the rapid expansion of the electronic commerce market, many regulatory bodies are adopting measures to ensure that their regulations are keeping pace. For example, Congress has held hearings on whether to regulate the electronic commerce market, while numerous states are considering adopting their own laws to regulate Internet banking. Furthermore, bank regulators are considering proposing new laws relating to customer privacy. If enacted, any such laws, rules and regulations could force us to comply with more complex and perhaps more burdensome regulatory requirements, which could materially adversely affect our business, financial condition, results of operations and cash flows. In addition, a number of legislative and regulatory proposals currently under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various other aspects of the Internet, including, but not limited to, on-line content, user privacy, taxation, access charges, liability or third-party activities and jurisdiction. Moreover, it is uncertain how existing laws relating to these issues will be applied to the Internet. The adoption of new laws or the application of existing laws could decrease the growth in the use of the Internet, which could in turn decrease the demand for our products and services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition, results of operations and cash flows.

EZ BANCORP

     GENERAL. eZ Bancorp will be a bank holding company and, as such, we will be registered with, and subject to regulation by, the Federal Reserve Board under the Bank Holding Company Act, as amended. Under the Bank Holding Company Act, we will be subject to periodic examination by the Federal Reserve Board, and we will be required to file with the Federal Reserve Board periodic reports of our operations and such additional information as the Federal Reserve Board may require.

     In accordance with Federal Reserve Board policy, eZ Bancorp will be expected to act as a source of financial strength to eZ Community Bank and to commit resources to support eZ Community Bank in circumstances where eZ Bancorp might not do so absent such policy. In addition, if the Michigan Commissioner of the Division of Financial Institutions deems eZ Community Bank's capital to be impaired, the Commissioner may require eZ Community Bank to restore its capital by a special assessment upon eZ Bancorp as eZ Community Bank's sole stockholder. If eZ Bancorp were to fail to pay any such assessment, the directors of eZ Community Bank would be required, under Michigan law, to sell the shares of eZ Community Bank's stock owned by eZ Bancorp to the highest bidder at either a public or private auction and use the proceeds of the sale to restore eZ Community Bank's capital.

     INVESTMENTS AND ACTIVITIES. In general, any direct or indirect acquisition by eZ Bancorp of any voting shares of any bank which would result in eZ Bancorp's direct or indirect ownership or control of more than 5% of any class of voting shares of such bank, and any merger or consolidation of eZ Bancorp with another bank holding company, will require the prior written approval of the Federal Reserve Board under the Bank Holding Company Act. In acting on such applications, the Federal Reserve Board must consider various statutory factors, including among others, the effect of the proposed transaction on competition in relevant geographic and product markets, and each party's financial condition, managerial resources, and record of performance under the Community Reinvestment Act. Effective September 29, 1995, bank holding companies may acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring company and all of its insured depository institution affiliates.

     The merger or consolidation of an existing bank subsidiary of eZ Bancorp with another bank, or the acquisition by such a subsidiary of assets of another bank, or the assumption of liability by such a subsidiary to pay any deposits in another bank, will require the prior written approval of the responsible Federal depository institution regulatory agency under the Bank Merger Act, based upon a consideration of statutory factors similar to those outlined above with respect to the Bank Holding Company Act. In addition, in certain cases an application to, and the prior approval of, the Federal Reserve Board under the Bank Holding Company Act and/or the Commissioner of the Michigan Division of Financial Institutions under the Michigan Banking Code, may be required.

     With certain limited exceptions, the Bank Holding Company Act prohibits any bank company from engaging, either directly or indirectly through a subsidiary, in any activity other than managing or controlling banks unless the proposed non-banking activity is one that the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Under current Federal Reserve Board regulations, such permissible non-banking activities include such things as mortgage banking, equipment leasing, securities brokerage, and consumer and commercial finance company operations. As a result of recent amendments to the Bank Holding Company Act, well-capitalized and well-managed bank holding companies may engage de novo in certain types of non-banking activities without prior notice to, or approval of, the Federal Reserve Board, provided that written notice of the new activity is given to the Federal Reserve Board within ten business days after the activity is commenced. If a bank holding company wishes to engage in a non-banking activity by acquiring a going concern, prior notice and/or prior approval will be required, depending upon the activities in which the company to be acquired is engaged, the size of the company to be acquired and the financial and managerial condition of the acquiring bank company.

     In evaluating a proposal to engage, either de novo or through the acquisition of a going concern, in a non-banking activity, the Federal Reserve Board will consider various factors, including among others the financial and managerial resources of the bank company, and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of the bank company. The Federal Reserve Board may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern.

     CAPITAL REQUIREMENTS. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

     The Federal Reserve Board's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (1) a leverage capital requirement expressed as a percentage of total average assets, and (2) a risk-based requirement expressed as a percentage of total risk-weighted assets. The leverage capital requirement consists of a minimum ratio of Tier 1 capital, which consists principally of stockholders' equity, to total average assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital.

     The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. For example, Federal Reserve Board regulations provide that additional capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions, i.e., Tier 1 capital less all intangible assets, well above the minimum levels. The Federal Reserve Board requires eZ Community Bank to remain well-capitalized and eZ Bancorp, Inc. to maintain a leverage ratio of at least 5%, a Tier 1 risk-based ratio of at least 6%, and a total risk-based ratio of at least 10%.

     DIVIDENDS. eZ Bancorp is a corporation separate and distinct from eZ Community Bank. Most of eZ Bancorp's revenues will be received in the form of dividends paid by eZ Community Bank when and if eZ Community Bank is legally permitted to pay dividends. Thus, eZ Bancorp's ability to pay dividends to its stockholders will be indirectly limited by statutory restrictions on eZ Community Bank's ability to pay dividends. However, as noted above, eZ Bancorp has no plan to pay cash dividends for at least three years, and for the foreseeable future. Further, the Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve Board expressed its view that a bank experiencing earnings weakness should not pay cash dividends exceeding its net income or which can only be funded in ways that weakens the bank's financial health, such as by borrowing. Additionally, the Federal Reserve Board possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. Similar enforcement powers over eZ Community Bank are possessed by the FDIC. The "prompt corrective action" provisions of federal law and regulation authorizes the Federal Reserve Board to restrict the payment of dividends by a bank holding company for an insured bank which fails to meet specified capital levels.

     In addition to the restrictions on dividends imposed by the Federal Reserve Board, the Michigan Business Corporation Act provides that dividends may be legally declared or paid only if after the distribution a corporation, such as eZ Bancorp, can pay its debts as they come due in the usual course of business and its total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of Preferred Stock whose preferential rights are superior to those receiving the distribution. While eZ Bancorp's Articles of Incorporation authorize the issuance of Preferred Stock, we have no present plans to do so.

EZ COMMUNITY BANK

     GENERAL. eZ Community Bank will be a Michigan banking corporation, and its deposit accounts will be insured by the Bank Insurance Fund of the FDIC. The Bank will not be a member of the Federal Reserve System. eZ Community Bank will be subject to the examination, supervision, reporting and enforcement requirements of the Michigan Division of Financial Institutions, as the chartering authority for Michigan banks, and the FDIC. These agencies and the federal and state laws which will apply to eZ Community Bank and our operations, extensively regulate various aspects of the banking business including, among other things, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and on deposits, the maintenance of non-interest bearing reserves on deposit accounts, and the safety and soundness of banking practices.

     DEPOSIT INSURANCE. As an FDIC-insured institution, eZ Community Bank is required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums, based upon their respective levels of capital and results of supervisory evaluation. Institutions classified as well-capitalized, as defined by the FDIC, and considered healthy pay the lowest premium while institutions that are less than adequately capitalized, as defined by the FDIC, and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

     The Federal Deposit Insurance Act requires the FDIC to establish assessment rates at levels which will maintain the Deposit Insurance Fund at a mandated reserve ratio of not less than 1.25% of estimated insured deposits. Accordingly, the FDIC established the schedule of Bank Insurance Fund insurance assessments for the first semi-annual assessment period of 2000, ranging from 0% of deposits for institutions in the lowest risk category to 0.27% of deposits for institutions in the highest risk category.

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution or its directors have engaged or are engaging in unsafe or unsound practices, or have violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the FDIC, or if the institution is in an unsafe or unsound condition to continue operations. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

     MICHIGAN ASSESSMENTS. Michigan banks are required to pay supervisory fees to the Michigan Division of Financial Institutions to fund its operations. The amount of supervisory fees paid by a bank is based upon the bank's total assets.

     FINANCING CORPORATION ASSESSMENTS. Pursuant to federal legislation enacted September 30, 1996, eZ Community Bank, as a member of the Bank Insurance Fund, will be subject to assessments to cover the payments on outstanding obligations of the Financing Corporation. The Financing Corporation was created in 1987 to finance the recapitalization of the Federal Savings and Loan Insurance Corporation, the predecessor to the FDIC's Savings Association Insurance Fund which insures the deposits of thrift institutions. Prior to January 1, 2000, the Financing Corporation assessments made against Bank Holding Company members could not exceed 20% of the amount of Financing Corporation assessments made against Savings Association Insurance Fund members. Last year, the Savings Association Insurance Fund members paid Financing Corporation assessments at a rate equal to approximately 0.059% of deposits while Bank Insurance Fund members paid Financing Corporation assessments at a rate equal to approximately 0.012% of deposits. Between January 1, 2000 and the maturity of the outstanding
Financing Corporation obligations in 2019, Bank Insurance Fund members and Savings Association Insurance Fund members will share the cost of the interest on the Financing Corporation bonds on a pro rata basis. It is estimated that Financing Corporation assessments during this period will be less than 0.025% of deposits.

     CAPITAL REQUIREMENTS. The FDIC has established the following minimum capital standards for state-chartered, FDIC insured banks which are not members of the Federal Reserve System, such as eZ Community Bank: a leverage requirement consisting of a minimum ratio of Tier 1 capital to total average assets of 3% for the most highly-rated banks with minimum requirements of 4% to 5% for all others, and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. Tier 1 capital consists principally of stockholders' equity. These capital requirements are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, FDIC regulations provide that higher capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities.

     Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." Federal regulations define these capital categories as follows:

                                            Total                Tier 1
                                            Risk-Based           Risk-Based
                                            Capital Ratio        Capital Ratio         Leverage Ratio
                                            -------------        -------------         --------------
Well capitalized                            10% or above         6% or above           5% or above
Adequately capitalized                       8% or above         4% or above           4% or above*
Undercapitalized                            Less than 8%         Less than 4%          Less than 4%*
Significantly undercapitalized              Less than 6%         Less than 3%          Less than 3%
Critically undercapitalized                     --                   --                A ratio of tangible
                                                                                       equity to total assets
                                                                                       of 2% or less

*3% if the institution is one of the most highly rated banks.

     We expect that the FDIC's preliminary approval of FDIC insurance for eZ Community Bank's deposits will require that eZ Community Bank maintain a Tier 1 capital to asset ratio of at least 8% during its first three years of operation. However, eZ Community Bank may be required to have a higher capital to asset ratio during its first three years of operations because it is an Internet bank.

     Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock, including additional voting stock, or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

     In general, a depository institution may be reclassified to a lower category than is indicated by its capital levels if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.

     DIVIDENDS. Under Michigan law, eZ Community Bank is restricted as to the maximum amount of dividends it may pay on its common stock. eZ Community Bank will not be permitted to pay dividends except out of net income after deducting its losses and bad debts. A Michigan state bank may not declare or pay a dividend unless the bank will have a surplus amounting to at least 20% of its capital after the payment of the dividend. If eZ Community Bank has a surplus less than the amount of its capital, it may not declare or pay any dividend until an amount equal to at least 10% of net income for the preceding one-half year, in the case of quarterly or semi-annual dividends, or full-year, in the case of annual dividends, has been transferred to surplus. A Michigan state bank may, with the approval of the Michigan Commissioner of the Division of Financial Institutions, by vote of stockholders owning two-thirds of the stock eligible to vote, increase its capital stock by a declaration of a stock dividend, provided that after the increase the bank's surplus equals at least 20% of its capital stock, as increased. eZ Community Bank may not declare or pay any dividend until the cumulative dividends on Preferred Stock, should any such stock be issued and outstanding, have been paid in full. eZ Community Bank's Articles of Incorporation do not authorize the issuance of Preferred Stock and there are no current plans to seek such authorization.

     Federal law generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its company if the depository institution would thereafter be undercapitalized. The FDIC may prevent an insured bank from paying dividends if the bank is in default of payment of any assessment due to the FDIC. In addition, the FDIC may prohibit the payment of dividends by the bank, if such payment is determined, by reason of the financial condition of the bank, to be an unsafe and unsound banking practice.

     INSIDER TRANSACTIONS. Transactions between a state nonmember bank, such as eZ Community Bank, and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a state nonmember bank is any company or entity which controls, is controlled by or is under common control with the state nonmember bank. In the holding company form of structure, eZ Bancorp and any companies which are controlled by eZ Bancorp are affiliates of eZ Community Bank. Generally, Sections 23A and 23B (i) limit the extent to which a financial institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of the institution's capital stock and surplus, with an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of the institution's capital stock and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a nonaffiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, eZ Community Bank may not (1) loan or otherwise extend credit to an affiliate, unless the affiliate engages only in activities  which are  permissible  for bank holding  companies,  or (2)
purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of eZ Community Bank.

     eZ Community Bank is also subject to the restrictions contained in Section 22(h) of the Federal Reserve Act and the Federal Reserve's Regulation O thereunder on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, executive officer and to a greater than 10% stockholder of a state nonmember bank and certain affiliated interests of such persons, may not exceed, together with all other outstanding loans to such person and affiliated interests, the institution's loans-to-one-borrower limit and all loans to such persons may not exceed the institution's unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% stockholders of a savings institution, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any "interested" director not participating in the voting. Regulation O prescribes the loan amount, which includes all other outstanding loans to such person, as to which such prior board of director approval is required as being the greater of $25,000 or 5% of capital and surplus, up to $500,000. Further, Section 22(h) requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons. Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors. Since eZ Community Bank will not originate loans, it does not expect to make loans to any of its officers, directors or employees.

     State nonmember banks also are subject to the requirements and restrictions of Section 22(g) of the Federal Reserve Act on loans to executive officers and the restrictions on certain tying arrangements and extensions of credit by correspondent banks. Section 22(g) of the Federal Reserve Act requires loans to executive officers of depository institutions not be made on terms more favorable than those afforded to other borrowers, requires approval by the board of directors of a depository institution for extension of credit to executive officers of the institution, and imposes reporting requirements for and additional restrictions on the type, amount and terms of credits to such officers. Subject to certain exceptions, a depository institution may not extend credit to or offer any other services, or fix or vary the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution. The depository institution also may not extend credit to executive officers, directors, and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless the extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

     SAFETY AND SOUNDNESS STANDARDS. The federal banking agencies have adopted guidelines to promote the safety and soundness of federally insured depository institutions. These guidelines establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings. In general, the guidelines prescribe the goals to be achieved in each area, and each institution will be responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. The preamble to the guidelines states that the agencies expect to require a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution. Failure to submit an acceptable compliance plan, or failure to adhere to a compliance plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action.

     STATE BANK ACTIVITIES. Under federal law and FDIC regulations, FDIC insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law, as implemented by FDIC regulations, also prohibits FDIC insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. Impermissible investments and activities must be divested or discontinued within certain time frames set by the FDIC in accordance with federal law. These restrictions are not currently expected to have a material impact on the operations of eZ Community Bank.

     CONSUMER PROTECTION LAWS. In receiving deposits, eZ Community Bank will be subject to extensive regulation under state and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act, and the Federal Deposit Insurance Act. A number of other laws and regulations will apply to eZ Community Bank if it should engage in consumer lending. Violation of these laws could result in the imposition of significant damages and fines upon eZ Community Bank and its directors and officers.

     BRANCHING AUTHORITY. Michigan banks, such as eZ Community Bank, have the authority under Michigan law to establish branches anywhere in the state of Michigan, subject to receipt of all required regulatory approvals, including the approval of the Commissioner of the Michigan Division of Financial Institutions and the FDIC.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegle-Neal Act only if specifically authorized by state law. The legislation allowed individual states to "opt-out" of interstate branching authority by enacting appropriate legislation prior to June 1, 1997.

     Michigan did not opt out of the Riegle-Neal Act, and now permits both U.S. and non-U.S. banks to establish branch offices in Michigan. The Michigan Banking Code permits, in appropriate circumstances and with the approval of the Commissioner of the Michigan Division of Financial Institutions, (1) the acquisition of all or substantially all of the assets of a Michigan-chartered bank by an FDIC-insured bank, savings bank, or savings and loan association located in another state, (2) the acquisition by a Michigan-chartered bank of all or substantially all of the assets of an FDIC-insured bank, savings bank or savings and loan association located in another state, (3) the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states having laws permitting such consolidation, with the resulting organization chartered by Michigan, (4) the establishment by a foreign bank, which has not previously designated any other state as its home state under the International Banking Act of 1978, of branches located in Michigan, and (5) the establishment or acquisition of branches in Michigan by FDIC-insured banks located in other states, the District of Columbia or U.S. territories or protectorates having laws permitting Michigan-chartered banks to establish branches in such jurisdiction. Further, the Michigan Banking Code permits, upon written notice to the Commissioner of the Michigan Division of Financial Institutions, (1) the acquisition by a Michigan-chartered bank of one or more branches (not comprising all or substantially all of the assets) of a bank, savings bank, savings and loan association or credit union located in Michigan or another state, the District of Columbia, or a U.S. territory or protectorate, (2) the establishment by Michigan-chartered banks of branches located in other states, the District of Columbia, U.S. territories or protectorates or a foreign country, and (3 the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states, with the resulting organization chartered by one of such other states.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of nine million (9,000,000) shares of common stock and one million (1,000,000) shares of preferred stock. As of the date of this Prospectus, 60 shares have been issued and are outstanding. Michigan law allows our board of directors to issue additional shares of stock up to the total amount of common stock or preferred stock authorized without obtaining the prior approval of the stockholders. The following summary of certain terms of the common stock and preferred stock is not complete and you may refer to our Articles of Incorporation and Bylaws, copies of which are available for inspection.

     In general, stockholders or subscribers for our stock have no personal liability for the debts and obligations of eZ Bancorp because of their status as stockholders or subscribers, except to the extent that the subscription price or other agreed consideration for the stock has not been paid.

COMMON STOCK

     We are authorized to issue nine million (9,000,000) shares of common stock. Upon completion of the offering, a minimum of 2,250,000 and a maximum of 2,750,000 shares of common stock will be issued and outstanding. In addition, a number of shares equal to 2% of the shares issued will be reserved for issuance pursuant to a warrant that will be issued to Tucker Anthony. All shares of common stock offered will be duly authorized and will, upon payment as described in this Prospectus, be fully paid and nonassessable. Subject to all the rights of holders of any other class or series of stock, holders of common stock will be entitled to receive dividends if and when the board of directors of eZ Bancorp declares dividends from funds legally available. Under the Michigan Business Corporation Act, dividends may be legally declared or paid only if after the distribution we can pay our debts as they come due in the usual course of business and our total assets equal or exceed the sum of our liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of outstanding Preferred Stock whose preferential rights are superior to those receiving the distribution. In addition, holders of common stock share ratably in the net assets of eZ Bancorp upon the voluntary or involuntary liquidation, dissolution or winding up of eZ Bancorp, after distributions are made to anyone with more senior rights.

     In general, each outstanding share of common stock entitles the holder to vote in the election of directors and on all other matters requiring stockholder action, and each share is entitled to one vote. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

     Holders of common stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of eZ Bancorp or eZ Community Bank.

     Our Articles of Incorporation grant to the board of directors the right to classify or reclassify any unissued shares of common stock from time to time by setting or changing the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. Accordingly, the board of directors could authorize the issuance of additional shares of common stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which some of our stockholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. As of the date hereof, we have no plans to classify or reclassify any unissued shares of the common stock.

MARKET FOR COMMON STOCK

     No market exists for the common stock, and although we have applied for listing of the common stock on The Nasdaq SmallCap Market under the symbol "EZCB", we cannot assure you that an active and liquid trading market for the common stock will develop or be maintained.

PREFERRED STOCK

     We are authorized to issue one million (1,000,000) shares of preferred stock. Shares of preferred stock may be issued from time to time by the board of directors in one or more series. The issuance of preferred stock with voting or conversion rights may adversely affect the voting power of holders of shares of eZ Bancorp common stock. Prior to issuance of shares of each series the board of directors is required under Michigan law to fix for each series the designation,
preferences,   conversion  and  other  rights,   voting
powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. As noted above, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which some of our stockholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. As of the date hereof, we have no plans to issue any preferred stock. In addition, eZ Bancorp has no plans to offer preferred stock to promoters or to the organizers of eZ Bancorp except on the same terms as shares of preferred stock that are offered to all other existing stockholders or new stockholders.

SHARES AVAILABLE FOR ISSUANCE

     The availability for issuance of a substantial number of shares of common stock or preferred stock at the discretion of the Board of Directors will provide us with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions and for other purposes, including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances. There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares, except for the shares of common stock reserved for issuance under our stock option plans, and the warrant to be issued to Tucker Anthony to purchase for a three-year period, up to 2% of the shares sold in this offering on the same terms as in this offering. See "The Offering - Plan of Distribution and Marketing Agent."

     Uncommitted authorized but unissued shares of common stock or preferred stock may be issued from time to time to such persons and for such consideration as the board of directors may determine and holders of the then outstanding shares of common stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law and the judgment of the board of directors regarding the submission of such issuance to our stockholders. As noted, our stockholders will have no preemptive rights to subscribe to newly issued shares.

     Moreover, it will be possible that additional shares of common stock or preferred stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in eZ Bancorp more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of eZ Bancorp. Under such circumstances, the availability of authorized and unissued shares of common stock and preferred stock may make it more difficult for stockholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of eZ Bancorp by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the board of directors of eZ Bancorp in opposing such an attempt by a third party to gain control of eZ Bancorp. The issuance of new shares of common stock or preferred stock could also be used to dilute ownership of a person or entity seeking to obtain control. Although we do not currently contemplate taking any such action, shares of our capital stock could be issued for the purposes and effects described above, and the board of directors reserves its rights, if consistent with its fiduciary responsibilities, to issue such stock for such purposes.

ANTI-TAKEOVER PROVISIONS UNDER MICHIGAN LAW AND IN EZ BANCORP'S ARTICLES OF INCORPORATION

     In addition to the utilization of authorized but unissued shares as described above, our Articles and the Michigan Business Corporation Act contain other provisions which could be utilized by us to impede certain efforts to acquire control of eZ Bancorp. Those provisions include the following:

     CONTROL SHARE ACT. The Michigan Business Corporation Act contains provisions intended to protect stockholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of "control shares" of large public Michigan corporations and is known as the "Control Share Act".

     The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33-1/3% or 50%. Under the Control Share Act, an acquirer may not vote "control shares" unless the corporation's disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

     The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

     The Control Share Act applies only to an "issuing public corporation." eZ Bancorp falls within the statutory definition of an "issuing public corporation." The Control Share Act automatically applies to any "issuing public corporation" unless the corporation "opts out" of the statute by so providing in its articles of incorporation or bylaws. eZ Bancorp has not "opted out" of the Control Share Act.

     FAIR PRICE ACT. Certain provisions of Michigan law known as the "Fair Price Act" establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The Fair Price Act provides that a supermajority vote of 90% of the stockholders and no less than two-thirds of the votes of non-interested shareholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the company. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (1) the purchase price to be paid for the shares of the company is at least equal to the greater of (A) the market value of the shares or (B) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the stockholder became an interested shareholder, whichever is higher; (2) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends; and (3) five (5) years have elapsed between the date of the interested shareholder becoming an interested shareholder and the date the business combination is consummated.

     The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the Fair Price Act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

     CLASSIFIED BOARD. Our board of directors is classified into three classes, with each class serving a staggered, three-year term. Classification of the board could have the effect of extending the time during which the existing board of directors could control the operating policies of eZ Bancorp even though opposed by the holders of a majority of the outstanding shares of common stock.

     Under eZ Bancorp's Articles of Incorporation, all nominations for directors by a stockholder must be delivered to eZ Bancorp in writing at least 60, but not more than 90, days prior to the annual meeting of the stockholders. A nomination that is not received within this period will not be placed on the ballot. The board believes that advance notice of nominations by stockholders will afford a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board of directors, will provide an opportunity to inform stockholders about such qualifications. Although this nomination procedure does not give the board of directors any power to approve or disapprove of stockholder nominations for the election of directors, this nomination procedure may have the effect of precluding a nomination for the election of directors at a particular annual meeting if the proper procedures are not followed.

     eZ Bancorp's Articles provide that any one or more directors may be removed at any time, with or without cause, but only by either: (1) the affirmative vote of a majority of "Continuing Directors" and at least 80% of the directors; or
(2) the affirmative vote, at a meeting of the stockholders called for that purpose, of the holders of at least 80% of the voting power of the then-outstanding shares of capital stock of eZ Bancorp entitled to vote generally in the election of directors, voting together as a single class. A "Continuing Director" is generally defined in the Articles as any member of the Board who is unaffiliated with any "interested shareholder", generally, an owner of 10% or more of eZ Bancorp's outstanding voting shares, and was a member of the board prior to the time an interested shareholder became an interested shareholder, and any successor of a Continuing Director who is unaffiliated with an interested shareholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board.

     Any vacancies in the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by an affirmative vote of a majority of the Continuing Directors and an 80% majority of all of the directors then in office, although less than a quorum. Any directors so chosen shall hold office until the next annual meeting of stockholders at which directors are elected to the class to which such a director was named and until their respective successors shall be duly elected and qualified or their resignation or removal. No decrease in the number of directors may shorten the term of any incumbent director.

     NOTICE OF SHAREHOLDER PROPOSALS. Under our Articles of Incorporation, the only business that may be conducted at an annual or special meeting of stockholders is business that has been brought before the meeting by or at the direction of the majority of the directors or by a stockholder: (i) who provides timely notice of the proposal in writing to the secretary of eZ Bancorp and the proposal is a proper subject for action by stockholders under Michigan law or
(ii) whose proposal is included in our proxy materials in compliance with all the requirements set forth in the applicable rules and regulations of the Securities and Exchange Commission. To be timely, a stockholder's notice of proposal must be delivered to, or mailed to and received at our principal executive offices not less than 60 days prior to the date of the originally scheduled annual meeting regardless of any postponements, deferrals or adjournments of that meeting to a later date. With respect to special meetings, notice must be received by eZ Bancorp not more than 10 days after we mail notice of the special meeting. The stockholder's notice of proposal must set forth in writing each matter the stockholder proposes to bring before the meeting including: (1) the name and address of the stockholder submitting the proposal, as it appears on our books and records; (2) a representation that the stockholder: (A) is a holder of record of stock of eZ Bancorp entitled to vote at the meeting, (B) will continue to hold such stock through the date on which the meeting is held, and (C) intends to vote in person or by proxy at the meeting and to submit the proposal for stockholder vote; (3) a brief description of the proposal desired to be submitted to the meeting for stockholder vote and the reasons for conducting such business at the meeting; and (4) the description of any financial or other interest of the stockholder in the proposal. This procedure may limit to some degree the ability of stockholders to initiate discussions at annual stockholders meetings. It may also preclude the conducting of business at a particular meeting if the proposed notice procedures have not been followed.

     CERTAIN STOCKHOLDER ACTION. eZ Bancorp's Articles of Incorporation require that any stockholder action must be taken at an annual or special meeting of stockholders, that any meeting of stockholders must be called by the board of directors or the chairman of the board, and prohibit stockholder action by written consent. Stockholders of eZ Bancorp are not permitted to call a special meeting or require that the board call such a special meeting. Michigan law permits stockholders holding in the aggregate 10% or more of all of the shares entitled to vote at a meeting to request the Circuit Court of the County in which our principal place of business or registered office is located to order a special meeting of stockholders for good cause shown.

     AMENDMENT OR REPEAL OF CERTAIN PROVISIONS OF THE ARTICLES. Under Michigan law, the board of directors need not adopt a resolution setting forth an amendment to the Articles of Incorporation before the stockholders may vote on it. Unless the Articles provide otherwise, amendments of the Articles generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if the amendment would increase or decrease the number of authorized shares of any class or series, or the par value of such shares, or would adversely affect the rights, powers, or preferences of such class or series, a majority of the outstanding stock of such class or series also would be required to approve the amendment.

     eZ Bancorp's Articles of Incorporation require that in order to amend, repeal or adopt any provision inconsistent with Article IX relating to the board of directors, Article X relating to stockholder proposals or Article XI with respect to certain stockholder action, the affirmative vote of at least 80% of the issued and outstanding shares of common stock entitled to vote in the election of directors, voting as a single class must be received; provided, however, that such amendment or repeal or inconsistent provision may be made by a majority vote of such stockholders at any meeting of the stockholders duly called and held where such amendment has been recommended for approval by at least 80% of all directors then holding office and by a majority of the
"continuing directors." These amendment provisions could render it more difficult to remove management or for a person seeking to effect a merger or otherwise gain control of eZ Bancorp. These amendment requirements could, therefore adversely affect the potential realizable value of stockholders' investments.

     BOARD EVALUATION OF CERTAIN OFFERS. Article XIII of eZ Bancorp's Articles of Incorporation provides that the board of directors shall not approve, adopt or recommend any offer of any person or entity, other than eZ Bancorp, to make a tender or exchange offer for any common stock, to merge or consolidate eZ Bancorp with any other entity, or to purchase or acquire all or substantially all of eZ Bancorp's assets, unless and until the board has evaluated the offer and determined that it would be in compliance with all applicable laws and that the offer is in the best interests of eZ Bancorp and its stockholders. In doing so, the board may rely on an opinion of legal counsel who is independent from the offeror, and/or it may test such legal compliance in front of any court or agency that may have appropriate jurisdiction over the matter.

     In making its determination, the board must consider all factors it deems relevant, including but not limited to: (1) the adequacy and fairness of the consideration to be received by eZ Bancorp and/or its stockholders, considering historical trading prices of the capital stock of eZ Bancorp, the price that could be achieved in a negotiated sale of eZ Bancorp as a whole, past offers, and the future prospects of eZ Bancorp; (2) the potential social and economic impact of the proposed transaction on eZ Bancorp, its subsidiaries, its employees, customers and vendors; (3) the potential social and economic impact of the proposed transaction on the communities in which eZ Bancorp and its subsidiaries operate or are located; (4) the business and financial condition and earnings prospects of the proposed acquiring person or entity; and (5) the competence, experience and integrity of the proposed acquiring person or entity and its or their management.

     In order to amend, repeal, or adopt any provision that is inconsistent with
Article XIII, at least 80% of the stockholders, voting together as a single class, must approve the change, unless the change has been recommended for approval by at least 80% of the directors, in which case a majority of the voting stock could approve the action.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     eZ Bancorp's Articles of Incorporation provide indemnification rights to directors, officers and certain other persons for liabilities and expenses incurred in connection with their service on behalf of eZ Bancorp.

     The Articles of Incorporation require eZ Bancorp to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the person is or was a director or officer of eZ Bancorp, or is or was serving at the request of eZ Bancorp as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not. Indemnification is provided for all types of proceedings, whether civil, criminal, administrative or investigative and whether formal or informal, including actions by or in the right of the corporation, such as derivative actions. Indemnification is provided for expenses, including actual and reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the indemnified person in connection with such action, suit or proceeding. To be entitled to indemnification, a person must have acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of eZ Bancorp or its stockholders, and with respect to any criminal action or proceeding, must have had no reasonable cause to believe his or her conduct was unlawful. In addition, no indemnification will be provided in respect of any claim, issue or matter in which the person has been found liable to eZ Bancorp except to the extent that a court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court shall deem proper.

     The Articles of Incorporation provide that a person who has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter in the action, suit or proceeding, will be indemnified against actual and reasonable expenses, including attorneys' fees, incurred by such person in connection with the matter as well.

     The Articles of Incorporation also provide for the payment by eZ Bancorp of the expenses of a person entitled to indemnification, in advance of the final disposition of the proceeding, if the person furnishes eZ Bancorp a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct described above and furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct. The undertaking must be an unlimited general obligation of the person receiving advances but need not be secured.

     FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by eZ Bancorp or eZ Community Bank to their respective directors or officers otherwise permitted under Michigan law or the Michigan Banking Code, respectively.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of eZ Bancorp pursuant to the provisions discussed above or otherwise, eZ Bancorp has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     LIMITATION OF DIRECTOR LIABILITY. Michigan law permits corporations to limit the personal liability of their directors in certain circumstances. eZ Bancorp's Articles of Incorporation provide that a director of eZ Bancorp shall not be personally liable to eZ Bancorp or its stockholders for money damages for any action taken or any failure to take any action as a director, except liability for (1) the amount of a financial benefit received by a director to which he or she is not entitled, (2) intentional infliction of harm on the corporation or the stockholders, (3) a violation of Michigan law relating to impermissible distributions to stockholders or loans to directors, officers or employees, or (4) an intentional criminal act.


                         SHARES ELIGIBLE FOR FUTURE SALE

     All shares sold in this offering will be freely tradable without restriction, except for any shares purchased by an "affiliate" of eZ Bancorp. Those shares will be subject to the resale limitations set forth in Securities and Exchange Commission Rule 144, and to a limitation on resale for a six month period as agreed to by eZ Bancorp and Tucker Anthony.

     No market exists now for our shares, and we do not expect one to develop in the foreseeable future. However, if a market did develop, the sale of a substantial number of shares in that market could decrease the prevailing market price of our stock and also could impair our ability to raise more funds in the future.

     All of eZ Bancorp's officers and directors are considered "affiliates" within the meaning of Rule 144 and will, therefore, be subject to the applicable resale limitations of that Rule with respect to the shares purchased in this offering. In general, the number of shares that can be sold by each affiliate in brokers' transactions, as that term is used in Rule 144, within any three month period may not exceed the greater of (1) 1% of the outstanding shares as shown by the most recent report or statement published by eZ Bancorp, or (2) the average weekly reported volume of trading in the shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale.

     In addition, during the three year period subsequent to the closing of the offering, assuming it is successful, Tucker Anthony will have the option, but not the obligation, to invest an amount equal to 2% of the amount raised in the offering in equity securities (in a form to be determined by agreement between Tucker Anthony and eZ Bancorp of eZ Bancorp on the same terms as provided for in this offering. See "The Offering - Plan of Distribution and Marketing Agent."


                                LEGAL PROCEEDINGS

     Neither eZ Bancorp nor eZ Community Bank are a party to any pending legal proceeding. We also believe there is no litigation threatened in which we face potential loss or exposure or which will materially affect stockholders' equity or our business or financial condition upon completion of this offering.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered by this Prospectus will be passed upon for eZ Bancorp by Stradley Ronon Stevens & Young, LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with the offering will be passed upon for Tucker Anthony by Varnum, Riddering, Schmidt & Howlett, LLP, Grand Rapids, Michigan.

                                     EXPERTS

     EBC Development LLC is the Corporation established by the six organizers to organize eZ Bancorp and eZ Community Bank. The financial statements of EBC Development LLC as of, and for the periods ended December 31, 1999 and November 7, 2000, and eZ Bancorp as of November 7, 2000 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     We are a newly organized company and to date, except for 60 shares of common stock issued in connection with our organization, have not issued any capital stock or engaged in any business operations. We are not currently required to file reports with the Securities and Exchange Commission, although we will do so after this offering. We will furnish stockholders with annual reports containing audited financial statements. We may also send other reports to keep stockholders informed of our business.

     We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission and this Prospectus is included in the Registration Statement. This Prospectus does not contain all of the information contained in the Registration Statement. You can read the Registration Statement and the exhibits to the Registration Statement at the following public reference facilities of the Securities and Exchange Commission: 450 Fifth Street, NW, Room 1024, Washington, DC 20549; 7 World Trade Center, Suite 1300, New York, New York, 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can obtain copies of the Registration Statement and the exhibits for a fee from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, NW,

Room 1024, Washington, DC 20549. You may call 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. These materials also may be accessed via the Securities and Exchange Commission's Internet Web site. The address of that Web site is http://www.sec.gov.

     No one is authorized to give you information that is not included in this Prospectus. If someone gives you any other information you should not rely upon it because we may not have authorized the use of that information. We may deliver this Prospectus to a prospective investor or sell shares of common stock in this offering even if the information in this Prospectus changes after the date on the cover of the Prospectus. This Prospectus is not an offer to sell the common stock and is not soliciting an offer to buy the common stock in any state where the offer or sale is not permitted.

                              FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS



                                eZ Bancorp, Inc.
                          (a Development Stage Company)

                             as of November 7, 2000


                              EBC Development, LLC
                          (a Development Stage Company)


              For the period from July 19, 1999 (date of inception)
                      to December 31, 1999, the period from
            January 1, 2000 to November 7, 2000 (date of dissolution)
              and the period from July 19, 1999 (date of inception)
                    to November 7, 2000 (date of dissolution)



                                    Contents

Report of Independent Auditors........................................45

Financial Statements

Balance Sheet - eZ Bancorp, Inc. .....................................46
Balance Sheets - EBC Development, LLC.................................47
Statements of Operations - EBC Development, LLC.......................48
Statement of Members' Capital (Deficit) - EBC Development, LLC. ......49
Statements of Cash Flows - EBC Development, LLC ......................50
Notes to Financial Statements ........................................51

                         Report of Independent Auditors




The Board of Directors
eZ Bancorp, Inc.
EBC Development, LLC

We have audited the accompanying balance sheet of eZ Bancorp, Inc. as of November 7, 2000. We have also audited the accompanying balance sheets of EBC Development, LLC as of December 31, 1999 and November 7, 2000 (date of dissolution), and the related statements of operations, members' capital, and cash flows for the period from July 19, 1999 (date of inception) through December 31, 1999, and the period from January 1, 2000 to November 7, 2000 (date of dissolution), and the related statements of operations and cash flows for the period from July 19, 1999 (date of inception) to November 7, 2000 (date of dissolution). These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eZ Bancorp at November 7, 2000, the financial position of EBC Development, LLC at December 31, 1999 and November 7, 2000 (date of dissolution), and the results of operations and cash flows of EBC Development, LLC for the period from July 19, 1999 (date of inception) to December 31, 1999, the period from January 1, 2000 to November 7, 2000 (date of dissolution), and the period from July 19, 1999 (date of inception) to November 7, 2000 (date of dissolution) in conformity with accounting principles generally accepted in the United States.


                                        /s/ Ernst & Young LLP


November 15, 2000
Chicago, Illinois

                              Financial Statements


                                eZ Bancorp, Inc.
                          (a Development Stage Company)


                                  Balance Sheet

                                November 7, 2000


ASSETS
Cash                                                            $    11,055
                                                                -----------
Total assets                                                    $    11,055
                                                                ===========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Accounts payable                                                $    81,542
Notes payable                                                       398,097
Accrued interest payable                                             19,339
                                                                -----------
                                                                    498,978

Shareholders' equity (deficit)
Preferred stock, no par value, 1,000,000 shares authorized,
   none outstanding                                                      --
Common stock, no par value, 9,000,000 shares authorized,
   60 shares issued and outstanding                                     300
Deficit accumulated during the development stage                   (488,223)
                                                                -----------

Total liabilities and shareholders' equity (deficit)            $    11,055
                                                                ===========


See notes to financial statements.

                              Financial Statements


                              EBC Development, LLC
                          (a Development Stage Company)


                                 Balance Sheets

                                                    NOVEMBER 7,
                                                       2000
                                                     (DATE OF       DECEMBER 31,
                                                   DISSOLUTION)          1999
                                                   ------------      -----------

ASSETS
Cash                                                $      --         $  11,888
                                                    ---------         ---------
Total Assets                                        $      --         $  11,888
                                                    =========         =========

LIABILITIES AND MEMBERS' CAPITAL (DEFICIT)
Accounts payable                                    $      --         $  10,400
Notes payable                                              --                --
Accrued interest payable                                   --                --
                                                    ---------         ---------
                                                           --            10,400

Members' capital (deficit)
Members' capital                                           --            24,000
Deficit accumulated during the development stage           --           (22,512)
                                                    ---------         ---------
                                                           --             1,488

Total liabilities and members' capital (deficit)    $      --         $  11,888
                                                    =========         =========

See notes to financial statements.

                              Financial Statements

                              EBC Development, LLC
                          (a Development Stage Company)


                           Statements of Operations

                                            FOR THE PERIOD FROM       FOR THE PERIOD         CUMULATIVE PERIOD
                                            JANUARY 1, 2000 TO      FROM JULY 19, 1999      FROM JULY 19, 1999
                                             NOVEMBER 7, 2000      (DATE OF INCEPTION)      (DATE OF INCEPTION)
                                           (DATE OF DISSOLUTION)     TO DECEMBER 31,        TO NOVEMBER 7, 2000
                                                                           1999            (DATE OF DISSOLUTION)
                                            -------------------     -----------------      --------------------
Interest income                                $     1,315             $     117               $     1,432

Expenses:
   Compensation expense                            307,712                    --                   307,712
   Legal and professional                          105,614                 3,434                   109,048
   Interest                                         19,339                    --                    19,339
   Occupancy                                        17,200                 7,500                    24,700
   Other                                            17,161                11,695                    28,856
                                               -----------             ---------               -----------
Total expenses                                     467,026                22,629                   489,655
                                               -----------             ---------               -----------
Net loss                                       $  (465,711)            $ (22,512)              $  (488,223)
                                               ===========             =========               ===========

See notes to financial statements.

                              Financial Statements

                              EBC Development, LLC
                          (a Development Stage Company)


                     Statement of Members' Capital (Deficit)

                                                                   MEMBERS'
                                                                    CAPITAL
                                                                   (DEFICIT)
                                                                  -----------
Initial contribution and members' capital at
   July 19, 1999 (date of inception)                              $    24,000
Net loss                                                              (22,512)
                                                                  -----------
Balance at December 31, 1999                                            1,488
Distributions                                                         (24,000)
Net loss                                                             (465,711)
Transfer of assets and assumption of liabilities                      488,223
                                                                  -----------
Balance at November 7, 2000 (date of dissolution)                 $        --
                                                                  ===========


See notes to financial statements.

                              Financial Statements

                              EBC Development, LLC
                          (a Development Stage Company)


                            Statements of Cash Flows


                                            FOR THE PERIOD FROM       FOR THE PERIOD         CUMULATIVE PERIOD
                                            JANUARY 1, 2000 TO      FROM JULY 19, 1999      FROM JULY 19, 1999
                                             NOVEMBER 7, 2000      (DATE OF INCEPTION)      (DATE OF INCEPTION)
                                           (DATE OF DISSOLUTION)     TO DECEMBER 31,        TO NOVEMBER 7, 2000
                                                                           1999            (DATE OF DISSOLUTION)
                                           --------------------     -----------------      --------------------
Net loss                                       $  (465,711)            $ (22,512)              $  (488,223)
Adjustments to reconcile net loss to net cash
    used by operating activities:
       Decrease in accounts payable                (10,400)               10,400                        --
                                               -----------             ---------               -----------
Net cash used in operations                       (476,111)              (12,112)                 (488,223)


FINANCING ACTIVITIES
Member capital contributions                            --                24,000                    24,000
Member capital distributions                       (24,000)                   --                   (24,000)
Transfer of assets and assumption of liabilities   488,223                    --                   488,223
                                               -----------             ---------               -----------
Net cash provided by financing activities          464,223                24,000                   488,223
                                               -----------             ---------               -----------
Increase (decrease) in cash                        (11,888)               11,888                        --
Cash at beginning of period                         11,888                    --                        --
                                               -----------             ---------               -----------
Cast at end of period                          $         0             $  11,888               $        --
                                               ===========             =========               ===========


See notes to financial statements.

                                eZ Bancorp, Inc.
                          (a Development Stage Company)

                              EBC Development, LLC
                          (a Development Stage Company)

                          Notes to Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:  EBC Development,  LLC (EBC) was formed on July 19, 1999,
---------------------
(date of inception) for the sole purpose of organizing eZ Bancorp, Inc. (the "Company"). EBC was dissolved on November 7, 2000, (date of dissolution) and all assets and liabilities were transferred and assumed by eZ Bancorp, Inc. on the same day. eZ Bancorp, Inc. was incorporated under the laws of the state of Michigan on November 7, 2000, for the purpose of holding all of the outstanding common stock of eZ Community Bank (the "Bank"), whose application to obtain a charter from the Commissioner of the Office of Financial and Insurance Services of the State of Michigan ("Commissioner") has been approved subject to certain conditions. The Company is attempting to raise $22.5 million to $27.5 million of capital through an initial public offering of 2,250,000 to 2,750,000 shares of common stock at a price of $10 per share. The Company and the Bank have not conducted any significant business other than matters incidental to their organizations, as reflected in the accompanying financial statements, and will commence banking operations only after receipt of necessary regulatory approvals from the Commissioner, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve System.

Because planned principal activities have not commenced, the Company is considered a development stage company.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Organizational Costs: Organizational costs are expensed as incurred.
--------------------

Notes Payable:  Notes payable represent loans from organizers that bear interest
-------------
at prime plus 2% and mature June 30, 2001. If the conditions of the initial public offering are not met, the loans will be repaid, to the extent possible, with excess funds after deducting all of the Company's operating expenses.

Income Taxes: Federal income taxes are not provided for by EBC Development,  LLC
------------
because taxable income or loss is includable in the income tax returns of the members.

--------------------------------------------------------------------------------
     No dealer, salesperson or any other person has been authorized to give any information or make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.



                           2,250,000 Shares (Minimum)

                           2,750,000 Shares (Maximum)




                                eZ Bancorp, Inc.

                                  Common Stock


                                  ------------
                                   PROSPECTUS
                                  ------------







                         TUCKER ANTHONY CAPITAL MARKETS





                                ___________, 2001

         Until _____________, 2001 (90 days after the effective date of the offering), all dealers effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     MICHIGAN LAW. Section 561-571 of the Michigan Business Corporation Act, as amended (the "MBCA"), grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Registrant broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification may be made if such person is adjudged to be liable to the Registrant unless and only to the extent the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the MBCA to indemnify him against expenses, including attorneys' fees, that are actually and reasonably incurred by him in connection therewith.

     ARTICLES OF INCORPORATION. eZ Bancorp's Articles of Incorporation provide indemnification rights to directors, officers and certain other persons for liabilities and expenses incurred in connection with their service on behalf of eZ Bancorp.

     The Articles of Incorporation require eZ Bancorp to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the person is or was a director or officer of eZ Bancorp, or is or was serving at the request of eZ Bancorp as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not. Indemnification is provided for all types of proceedings, whether civil, criminal, administrative or investigative and whether formal or informal, including actions by or in the right of the corporation (such as derivative actions). Indemnification is provided for expenses (including actual and reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the indemnified person in connection with such action, suit or proceeding. To be entitled to indemnification, a person must have acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of eZ Bancorp or its stockholders, and with respect to any criminal action or proceeding, must have had no reasonable cause to believe his or her conduct was unlawful. In addition, no indemnification will be provided in respect of any claim, issue or matter in which the person has been found liable to eZ Bancorp except to the extent that a court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court shall deem proper.

     The Articles of Incorporation provide that a person who has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter in the action, suit or proceeding, will be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by, and in connection with the matter as well.

     The Articles of Incorporation also provide for the payment by eZ Bancorp of the expenses of a person entitled to indemnification, in advance of the final disposition of the proceeding, if the person furnishes eZ Bancorp a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct described above and furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct. The undertaking must be an unlimited general obligation of the person receiving advances but need not be secured.

     LIMITATION OF DIRECTOR LIABILITY. The MCBA permits corporations to limit the personal liability of their directors in certain circumstances. eZ Bancorp's Articles of Incorporation provide that a director of eZ Bancorp shall not be personally liable to eZ Bancorp or its stockholders for money damages for any action taken or any failure to take any action as a director, except liability for (i) the amount of a financial benefit received by a director to which he or she is not entitled, (ii) intentional infliction of harm on the corporation or the stockholders, (iii) a violation of Section 551 of the MBCA relating to impermissible distributions to stockholders or loans to directors, officers or employees, or (iv) an intentional criminal act.

     The Registrant has agreed to indemnify Tucker Anthony, and Tucker Anthony has agreed to indemnify the Registrant, against certain civil liabilities, including liabilities under the Securities Act, as amended. Reference is made to the Underwriting Agreement filed as Exhibit 1 herewith.

     Federal Deposit Insurance Corporation regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by eZ Bancorp or eZ Community Bank to their respective directors or officers otherwise permitted under the MBCA or the Michigan Banking Code, respectively.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of eZ Bancorp pursuant to the provisions discussed above or otherwise, eZ Bancorp has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES AND ISSUANCE AND DISTRIBUTION.

     Expenses in connection with the issuance and distribution of the securities being registered (assuming the sale of 2,750,000 shares) are estimated as follows, all of which are to be paid by the Company:


Underwriting Fees and Expenses............................ $  1,625,000
SEC Registration Fee......................................        7,260
NASD Filing Fee...........................................        1,000
Printing and Mailing Expenses*............................       25,000
Accounting Fees*..........................................       18,000
Legal Fees and Expenses*..................................      105,000
Blue Sky Fees and Expenses*...............................        9,810
Miscellaneous*............................................        9,180
                                                           ------------
    Total*................................................ $  1,800,250
                                                           ============
----
*  Estimate


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     Through November 7, 2000, eZ Bancorp, Inc. has borrowed approximately $398,000 from the six organizers to pay organizational and related expenses. To the extent that such transactions would be deemed to involve the offer or sale of a security, the registrant would claim an exemption under Rule 504 of Regulation D or Section 4(2) of the Securities Act of 1933 for such transactions. No actual sales of eZ Bancorp, Inc.'s shares of common stock have been made, except for 60 shares of common stock issued to the organizers of eZ Bancorp, Inc. in connection with the organization of eZ Bancorp, Inc.

ITEM 27. EXHIBITS.

     Reference is made to the Exhibit Index which appears at page II-5 of the Registration Statement.

ITEM 28. UNDERTAKINGS.

     The undersigned eZ Bancorp hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement (or the most recent post-effective amendment thereof);

          (iii)To include any additional or changed material information on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment or remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to directors, officers and controlling persons of eZ Bancorp pursuant to the foregoing provisions, or otherwise, eZ Bancorp has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of eZ Bancorp in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, eZ Bancorp will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

     The undersigned eZ Bancorp hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by eZ Bancorp pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The
undersigned  eZ  Bancorp  hereby   undertakes   that  it  will  provide  to  the
underwriter, Tucker Anthony Capital Markets, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to such purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Grand Rapids, State of Michigan, on January 12, 2001.

                                                     eZ BANCORP, INC.


                              By: /s/ John W. Abbott
                                  -----------------------------------------
                                  John W. Abbott
                                  President and Chief Executive Officer
                                  (Duly Authorized Representative)

         Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signatures                         Title                                 Date
         ----------                         -----                                 ----

/s/ John W. Abbott                    Director, President and Chief           January 12, 2001
----------------------------          Executive Officer
John W. Abbott                        (Principal Executive Officer)


/s/ Rick L. Laber                     Vice President and Chief                January 12, 2001
----------------------------          Financial Officer
Rick L. Laber                         (Principal Accounting and
                                      Financial Officer)


/s/ Robert H. Becker *                Chairman of the Board                   January 12, 2001
----------------------------
Robert H. Becker


/s/ Thomas M. Dible *                 Director                                January 12, 2001
----------------------------
Thomas M. Dible


/s/ Frank H. Freund *                 Director                                January 12, 2001
----------------------------
Frank H. Freund


/s/ James L. Reutter *                Director                                January 12, 2001
----------------------------
James L. Reutter


/s/ John D. Bamberger *               Director                                January 12, 2001
----------------------------
John D. Bamberger


/s/ David P. Mehney                   Director                                January 12, 2001
----------------------------
David P. Mehney


*  By: /s/ John W. Abbott
       ---------------------
       John W. Abbott
       Attorney-in-Fact


                                  EXHIBIT INDEX


EXHIBIT NO.    DESCRIPTION
----------     -----------

1              Form of Underwriting Agreement (Including Warrant as Exhibit A)

3.1            Articles of Incorporation of eZ Bancorp, Inc. *

3.2            Bylaws of eZ Bancorp, Inc. *

4              Specimen Stock Certificate of eZ Bancorp, Inc.

5              Opinion of Stradley Ronon Stevens & Young, LLP *

10.1           eZ Bancorp Stock Option and Incentive Plan *

10.2           Form of Employment Agreements *

10.3           Form of Lease Agreement

10.4           Data Processing Agreement between Fiserv and eZ Bancorp, Inc.

23.1           Consent of Ernst & Young LLP, independent public accountants

23.2 Consent of Stradley Ronon Stevens & Young, LLP (included in opinion filed as Exhibit 5) *

24 Power of Attorney (included on the signature page on page II-3 of the Registration Statement) *

99.1           Subscription Agreement Form and Form of Cover Letters
-----------
*  Previously filed.